Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

FRONTIER L & R TANK AND TRUCKS, LLC,

FRONTIER L & R DISPOSAL WELLS, LLC,

L & R TANK TRUCKS, INC.,

STARK & STARK EQUIPMENT, INC.,

LARRY G. STARK

AND

RALPH L. STARK

Dated as of January15, 2013

4.20	Interests of Related Parties	35
4.21	Customers and Suppliers	36
4.22	Absence of Fraud	36
4.23	No Brokers or Finders	36
4.24	Representations Complete	36
4.25	Disclaimer of Other Representations	36
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		37
5.1	Organization; Standing and Power	37
5.2	Authority; Enforceability	37
5.3	No Conflicts	37
5.4	Legal Proceedings	38
5.5	Governmental Approvals	38
5.6	No Brokers or Finders	38
ARTICLE VI PRE-CLOSING COVENANTS		38
6.1	Access to Information	38
6.2	Conduct of Business of the Sellers	38
6.3	Acquisition Proposals	40
6.4	Delivery of Updated Disclosure Schedules	41
6.5	Title Insurance and Survey	41
6.6	Consent to Employment	42
6.7	Risk of Loss	42
6.8	Negative Cash Balances	42
6.9	Nonassignability of Certain Assets	42
6.10	Accounts Payable	43
ARTICLE VII CONDITIONS TO CLOSING		43
7.1	Conditions to Obligations of the Purchasers	43
7.2	Conditions to Obligations of the Sellers and the Shareholders	47
ARTICLE VIII POST-CLOSING COVENANTS		48
8.1	Confidentiality; Covenant Not to Compete	48
8.2	Post-Closing Notifications	50
8.3	Tax Matters	50
8.4	Name Change	51
8.5	Refunds and Remittances	51
8.6	Public Announcements	51
8.7	Power of Attorney; Seller Mail	52
8.8	Further Assurances	52
ARTICLE IX TERMINATION		53
9.1	Termination	53
9.2	Effect of Termination	54
ARTICLE X INDEMNIFICATION		54
10.1	Survival of Representations, Warranties and Covenants	54

10.2	Limitations on Liability	54
10.3	Indemnification	56
10.4	Recourse Against Escrow Fund	57
10.5	Defense of Claims	57
10.6	Exclusive Remedy and Limitation of Certain Damages	59
10.7	Strict Liability or Indemnitee Negligence	59
ARTICLE XI GENERAL PROVISIONS		59
11.1	Expenses	59
11.2	Amendment	59
11.3	Waiver	60
11.4	Cumulative Remedies	60
11.5	Notices	60
11.6	Counterparts	61
11.7	Governing Law	61
11.8	Entire Agreement	61
11.9	No Third Party Rights	62
11.10	Titles and Headings	62
11.11	Assignment	62
11.12	Successors and Assigns	62
11.13	Severability	62
11.14	Dispute Resolution; Forum	62
11.15	Waiver of Jury Trial	63
11.16	Certain Interpretive Matters and Definition	63

Schedules:

Schedule 2.1(a)	Purchased Assets – Intellectual Property
Schedule 2.1(b)	Purchased Assets – Transferred Contracts
Schedule 2.1(c)	Purchased Assets – Tangible Personal Property
Schedule 2.1(g)	Purchased Assets – Permits
Schedule 2.1(h)	Purchased Assets – Real Property
Schedule 2.2(p)	Excluded Assets
Schedule 2.3(e)	Assumed Liabilities
Schedule 2.4(h)	Excluded Liabilities
Schedule 4.1	Jurisdictions Qualified to do Business
Schedule 4.3	Conflicts
Schedule 4.4(b)	Compliance with Laws; Permits
Schedule 4.5	Governmental Approvals
Schedule 4.6(a)	Capitalization
Schedule 4.6(b)	Subsidiaries
Schedule 4.7	Litigation; Orders
Schedule 4.8(a)	Seller IP
Schedule 4.8(b)	Intellectual Property Rights – Infringements
Schedule 4.9(a)	Financial Statements
Schedule 4.9(b)	Accounts Receivable

Schedule 4.9(c)	Inventory
Schedule 4.9(e)	Indebtedness
Schedule 4.11	Absence of Changes
Schedule 4.13(f)	Taxes – Notices and Requests
Schedule 4.14(a)	Benefit Plans
Schedule 4.15(a)	Titled Assets
Schedule 4.15(b)	Leased Assets
Schedule 4.15(c)	Owned Real Property
Schedule 4.15(d)	Leased Real Property
Schedule 4.16(a)	Seller Contracts
Schedule 4.17	Insurance Policies
Schedule 4.18(a)	Employees or Independent Contractors
Schedule 4.18(b)	Labor Disputes
Schedule 4.19(b)	Other Property
Schedule 4.19(g)	UST’s
Schedule 4.20(a)	Interests of Related Parties
Schedule 4.20(b)	Transactions with Related Parties
Schedule 4.21	Customers and Suppliers
Schedule 4.23	Brokers or Finders – Sellers
Schedule 5.6	Brokers or Finders – Purchaser

Annexes:

Annex I	Working Capital Methodology
Annex II	Allocation to Sellers
Annex III	Closing Indebtedness

Exhibits:

Exhibit A	Escrow Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assumption Agreement
Exhibit D	Form of Assignment and Assumption of Lease
Exhibit E	Form of Employment Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of January __, 2013, and entered into by and among Frontier L & R Tank and Trucks, LLC, a Texas limited liability company (“Frontier Tank”), Frontier L & R Disposal Wells, LLC, a Texas limited liability company (“Frontier Disposal” and together with Frontier Tank, each individually a “Purchaser” and, collectively, the “Purchasers”), L & R Tank Trucks, Inc., a Texas corporation (“L&R”), Stark & Stark Equipment, Inc. (“Stark” and together with L&R, each individually a “Seller” and, collectively, the “Sellers”), Larry G. Stark (“Larry Stark”), and Ralph L. Stark (“Ralph Stark” and together with Larry Stark, each a “Shareholder” and collectively, the “Shareholders”).

PRELIMINARY STATEMENTS:

A. The Sellers are engaged in the business of providing services to the oil and gas industry such as hauling and disposing of fluids and mud, operating disposal wells and providing frac tank rentals (the “Business”);

B. The Sellers desire to sell substantially all of the assets used in the Business, and the Purchasers desire to purchase such assets from the Sellers, on the terms and subject to the conditions set forth in this Agreement;

C. The Shareholders are the owners, beneficially and of record, of all of the issued and outstanding common stock of each of the Sellers; and

C. Each Shareholder is receiving a substantial benefit in connection with this Agreement and the transactions contemplated hereby and each Shareholder has approved the Sellers’ entering into this Agreement and the performance of their respective obligations hereunder.

STATEMENT OF AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

DEFINITIONS

a. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Agreements” means collectively, the agreements attached (or forms of which are attached) as exhibits hereto.

“Associate” means any corporation or organization (other than such Person or its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of such Person or any of its parents or Subsidiaries.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Texas, or is a day on which banking institutions located in Dallas, Texas are authorized or required by Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Claim” and “Claims” shall mean all demands, claims, actions or causes of action, assessments, complaints, directives or citations issued by any Governmental Authority, legal proceedings, orders, notices of potential responsibility, losses, all damages of whatever nature, Liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys’ and experts’ fees and disbursements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition” means any condition that results in an Environmental Liability.

“Encumbrance” means any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, covenant, encumbrance, condition, voting trust arrangement, restriction (other than restrictions on transfer under applicable securities Laws), claim or right of a third party of whatever kind or nature, or other similar arrangement or interest in real or personal property.

“Environmental Claims” shall mean all Claims pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from or about any Owned Real Property, Leased Real Property or any real properties formerly owned, leased or operated by any Seller or any of its predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from any Seller’s assets or business; (iii) any violations of Environmental Laws by any Seller prior to the Closing Date, including reasonable expenditures necessary to cause any Seller to be in compliance with or resolve violations of

Environmental Laws; or (iv) for personal injury, illness, death or for loss or damage to diminution in value of property directly or indirectly, actually or allegedly caused by, arising from, relating to the presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from or about any Owned Real Property, Leased Real Property or any real properties formerly owned, leased or operated by any Seller or any of its predecessors or Affiliates.

“Environmental Laws” means all past and present Laws which address, are related to, or are otherwise concerned with environmental, health or safety issues (including occupational safety and health) pollution, natural resources (including natural resource damages) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including (a) laws relating to Releases or threatened Releases of Pollutants or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and (b) CERCLA; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Clean Water Act, 33 U.S.C. §1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §2702 et seq.; the National Environmental Policy Act, 42 U.S.C. §4321 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Emergency Planning and Community Right-to-Know Act; the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq.; and the Toxic Substances Control Act, 15 U.S.C. §2601 et seq. (each such law as amended and currently in effect), any similar or analogous state and local laws and all regulations promulgated or issued thereunder.

“Environmental Liabilities” means any Liabilities that are related to or arising from any Environmental Laws or Environmental Claims. The term “Environmental Liabilities” includes (without limitation): (i) fines, penalties, Orders, awards, settlements, losses, damages (including foreseeable and unforeseeable consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements; (ii) defense and other response to an administrative or judicial action (including notices, claims, complaints, Orders, suits and other assertions of liability); and (iii) financial responsibility or liability for (A) cleanup costs and/or injunctive relief, including any Removal, Remedial or Response actions, and natural resource damages, and (B) any other compliance or remedial measures.

“Environmental Permit” means any Permit that is authorized or issued pursuant to an Environmental Law.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement among the Purchasers, the Sellers and the Escrow Agent, in the form attached hereto as Exhibit A.

“Escrow Amount” means $900,000.

“Escrow Fund” means the Escrow Amount, as the same may be decreased from time to time pursuant to the terms of the Escrow Agreement.

“Estimated Working Capital Adjustment” means (i) in the event Estimated Working Capital exceeds Target Working Capital by at least $36,693.80, the amount of such excess and (ii) in the event Target Working Capital exceeds Estimated Working Capital by at least $36,693.80, the amount of such excess (expressed as a negative number). For the avoidance of doubt, the Estimated Working Capital Adjustment shall equal zero ($0.00) to the extent Estimated Working Capital is greater than $880,651.20 and less than $954,038.80.

“Governmental Authority” means any United States or foreign federal, state, provincial, regional, local or municipal legislative, executive or judicial department, commission, board, bureau, agency, office, tribunal, court or other instrumentality, governmental or quasi-governmental.

“Hazardous Materials” shall mean any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Owned Real Property or Leased Real Property cause or threaten to cause a nuisance pursuant to applicable Law upon the Owned Real Property or Leased Real Property or to adjacent properties; (iv) that contain, without limitation, polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); (v) that pose a hazard to human health, safety, natural resources, employees, or the environment; or (vi) any other substance, material or structure which may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Historical Audited Financial Statements” means the audited balance sheets and related statements of operations, cash flows and changes in stockholders’ equity of each of the Sellers as of and for the fiscal years ended December 31, 2011 and December 31, 2010.

“Indebtedness” of any Person at any date means, without duplication, (i) all indebtedness of such Person for borrowed money whether short-term or long-term, (ii) any Liability evidenced by bonds, debentures, notes or similar instruments, (iii) any Liability to pay the deferred purchase price of property or services (other than trade liabilities and accrued expenses incurred and payable in the ordinary course of business), (iv) any capitalized lease indebtedness or other indebtedness arising under conditional sales contracts and other similar title retention instruments, (v) all Liability in respect of letters of credit, bankers’ acceptances or similar facilities, (vi) outstanding or unsatisfied obligations under any interest rate swap, interest rate cap, interest rate collar, currency swap agreement, cap agreement, collar agreement or other hedging or derivative agreement or arrangement (whether entered into for hedging or speculative purposes), (vii) all unpaid or deferred income Tax liabilities, (viii) all interest, penalties, fees (including any prepayment premiums) and other expenses owed with respect to indebtedness in the foregoing clauses (i) through (vii), and (ix) all indebtedness referred to in the foregoing clauses (i) through (viii) that is directly or indirectly guaranteed by such Person.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to either Seller, the knowledge of the Shareholders. For purposes of this Agreement, any individual shall be deemed to have knowledge of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter after reasonable investigation.

“Laws” means all United States and non-U.S. federal, state and local laws, statutes, rules, regulations, standards, requirements, rules and principles of common law, ordinances and codes, now or hereafter in effect, including any judicial and administrative interpretations thereof, and all Orders.

“Liability” means any liability or obligation of whatever kind or nature, (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Manage” and “Management” mean generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined, construed or otherwise used in Environmental Laws.

“Material Adverse Effect” means a material adverse effect on (i) the assets, properties, Liabilities, operations, business, or condition (financial or otherwise) of any Seller, or (ii) the ability of the Sellers or the Shareholders to perform their obligations hereunder.

“Net Income” means, for any period, the net income (or loss) of each Seller for such period, after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP.

“Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision or award or assessment of a Governmental Authority.

“Other Property” means any real property, other than the Property, which property was, at or prior to the Closing Date, owned, operated, leased or controlled by (i) any Seller, (ii) any of the Sellers’ Affiliates, or related organization(s), or (iii) any predecessor or successor organization of those identified in (i) or (ii).

“Permit” means any permit, license, certification, approval, registration, consent, franchise, accreditation or other authorization issued pursuant to any Law.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or assessments, which either (a) are not delinquent or (b) are being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s or contractors’ Encumbrances for amounts not yet due or payable, (iii) covenants, conditions, restrictions, easements and other matters affecting the Sellers’ assets or properties which do not materially impair the occupancy or use, value or marketability of the property which they encumber, (iv) Encumbrances securing Indebtedness that will be paid off at Closing, and (v) any Closing Encumbrances.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pollutant” includes any substance, material, waste, article or product that is addressed or regulated under any Environmental Law, and including without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material (including naturally occurring radioactive material), asbestos, sewage, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, mycotoxins, oil, natural gas and oil and gas wastes.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, presence requiring removal or abatement, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant or other material).

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, investigation sampling and analysis, risk assessment, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual presence or Release of Hazardous Materials in violation of Environmental Laws or any Environmental Claims arising from conditions existing or actions occurring prior to the Closing.

“Removal,” “Remedial” and “Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation or a limited liability company or limited partnership (with voting securities) a majority of the total voting power of shares of stock or similar equity or ownership interest thereof entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees (or members of any similar governing body) thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, a partnership, an association or other business entity (without voting securities), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, a partnership, an association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member or general partner (or equivalent) of such limited liability company, partnership, association or other business entity. Unless otherwise indicated, “Subsidiary” means a Subsidiary of a Seller.

“Tangible Personal Property” means machinery, equipment, furniture, computers, furnishings, inventory, parts, spare parts, vehicles and other tangible personal property owned by the Sellers that are owned, leased, used or held for use in the operation of the Business, including all office equipment or supplies located at any of the Owned Real Property or Leased Real Property.

“Target Working Capital” means $917,345.00.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Liability for Taxes of any other Person.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Employee” shall mean each employee of each Seller and each employee of any Affiliate of any Seller who provides services in any way related to the Business that receives an offer of employment from a Purchaser or any Affiliate of a Purchaser.

“Treasury Regulations” means any final or temporary regulations promulgated by federal tax authorities pursuant to the Code, as those regulations may be amended from time to time and including corresponding provisions of successor regulations.

“UST” means an underground storage tank, including as that term is defined, construed and otherwise used in RCRA and in rules, regulations and standards issued pursuant to RCRA and comparable state and local Laws.

“Working Capital” means a calculation of the working capital of Sellers containing the line items and computed on the basis set forth in Annex I hereto.

b. Additional Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1060 Forms	2.7
Acquisition Proposal	6.3
Allocation Schedule	2.7
Assignment of Leases	7.1	(o)
Assumed Liabilities	2.3
Assumption Agreement	7.1	(l)
Balance Sheet Date	4.9	(b)
Base Amount	2.5
Benefit Plan	4.14	(a)
Bill of Sale	7.1	(k)
Books and Records	2.1	(d)
Closing	3.1
Closing Date	3.1
Closing Date Balance Sheet	2.6	(a)
Closing Date Statement	2.6	(c)
Closing Encumbrances	6.5
Closing Indebtedness	2.5
Compliance Representations	10.1	(a)
Confidential Information	8.1
Contracts	4.16	(a)
Deeds	7.1	(n)
Defense Conditions	10.5	(a)
Designated Accounting Firm	2.6	(e)
Direct Claim	10.5	(d)
Employment Agreements	7.1	(q)
Environmental Reports	4.19	(m)
EOG Right	4.15	(c)
ERISA	4.14	(a)
ERISA Affiliate	4.14	(a)
Estimated Working Capital	2.6	(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Closing Date Balance Sheet	2.6	(c)
Final Purchase Price	2.5
Fundamental Representations	10.1	(a)
GAAP	4.9	(a)
Indemnifiable Losses	10.2	(a)
Indemnifying Party	10.2	(a)
Indemnitee	10.2	(a)
Indemnity Payment	10.2	(a)
Initial Closing Date Certificate	2.6	(a)
Initial Purchase Price	2.5
Intellectual Property	4.8	(a)
Judicial Action	11.14
Leased Real Property	4.15	(d)

Term	Section
Mortgagee Policy	7.1(s)
Owned Real Property	4.15(c)
Property	2.1(h)
Purchased Assets	2.1
Purchaser or Purchasers	Introductory Paragraph
Restricted Period	8.1(a)
Seller or Sellers	Introductory Paragraph
Seller Balance Sheets	4.9(b)
Seller Contracts	4.16(a)
Seller Financial Statements	4.9(a)
Seller IP	4.8(a)
Sellers Objections	2.6(e)
Shareholders	Introductory Paragraph
Survey	6.5
Title Commitment	6.5
Title Company	6.5
Title Defect	6.5
Third Party Claim	10.2(a)
Transferred Contracts	2.1(b)

2.

PURCHASE AND SALE OF ASSETS

a. Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, and except for the Excluded Assets, the Sellers shall sell, transfer, convey, assign and deliver to the Purchasers at the Closing, and the Purchasers shall purchase and accept from the Sellers, free and clear of all Encumbrances other than Closing Encumbrances, all right, title and interest of the Sellers in, to and under, all of the Sellers’ assets and properties, real, personal or mixed, tangible and intangible, wherever situated, held, owned or leased, that are used in, useful in, allocated to, necessary to, required for the conduct of, or generated from the operation of, the Business, including without limitation the following (collectively, the “Purchased Assets”):

i. Seller IP (as defined in Section 4.8), including, without limitation, those items listed on Schedule 2.1(a) and the rights to use the software set forth on Schedule 2.1(a);

ii. the Contracts of the Sellers listed on Schedule 2.1(b) (collectively, the “Transferred Contracts”);

iii. all Tangible Personal Property, including, without limitation, those items set forth on Schedule 2.1(c);

iv. copies of books of account, general, financial and accounting records (excluding Tax Returns), files, invoices, customers and suppliers lists, other distribution lists, billing records, engineering records, drawings, blueprints, schematics, manuals and customer and supplier correspondence owned by the Sellers, but only to the extent relating primarily to the Business (“Books and Records,” which term does not include Tax Returns) including the employee records of the Transferred Employees;

v. deposits, advance payments, accounts receivable, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund relating to the Business;

vi. Claims, rights and causes of action against third parties and all rights to insurance proceeds relating to any damage, destruction or impairment of the Purchased Assets;

vii. licenses, Permits, consents and certificates of any Governmental Authority issued to or held by the Sellers necessary or incidental to the conduct of the Business (to the extent the same are transferable), including, without limitation, those that are listed on Schedule 2.1(g);

viii. fee, leasehold and other title interests in, to or under the Owned Real Property and Leased Real Property described on Schedule 2.1(h) (the “Property”), together with all improvements, buildings and fixtures located thereon or therein and owned by Sellers and all construction in progress of Sellers;

ix. goodwill associated with the Purchased Assets in particular and the Business in general; and

x. other assets and properties of any nature whatsoever held by the Sellers and used in, useful in, allocated to, necessary to, required for the conduct of or generated from the Business.

b. Excluded Assets. Notwithstanding the provisions of Section 2.1 above, the Purchased Assets do not include, and the Sellers do not hereby transfer to the Purchasers any of the following assets (hereinafter the “Excluded Assets”):

i. the consideration delivered to the Sellers by the Purchasers pursuant to this Agreement and all rights of the Sellers under this Agreement or any of the Ancillary Agreements;

ii. all cash and cash equivalents, short term investments, certificates of deposits and similar assets;

iii. any accounts receivable of the Seller that are more than ninety (90) days past their original due dates;

iv. any Affiliate Contract;

v. any Benefit Plans and rights thereunder;

vi. all corporate minute books, stock transfer ledgers, the corporate seal of the Sellers and the Sellers’ corporate accounting records; provided, however, that the Purchasers will be provided with and entitled to retain a copy of all such corporate minute books, accounting records and other corporate records;

vii. all intercompany receivables owing to any Seller by any other Seller or its Affiliates;

viii. the Sellers’ income and franchise Tax Returns and tax records; provided, however, that the Purchasers will be provided with and entitled to retain a copy of all such income and franchise Tax Returns and tax records;

ix. any bank accounts or telephone numbers of the Sellers;

x. all insurance policies and rights thereunder, including all deposits and refunds related to any insurance policies;

xi. all personnel records and other records that Seller is required by law to retain in its possession;

xii. all claims for refund of Taxes and other governmental charges of whatever nature;

xiii. any books, records or other information related solely and exclusively to the Excluded Assets;

xiv. any employee receivables set forth on the Seller Financial Statements;

xv. Tax identification numbers, sales and use tax licenses and related licenses and Permits;

xvi. the items, if any, set forth on Schedule 2.2(p);

xvii. all skim oil in any tanks located on any Property on the Closing Date and all receivables related to the sale of skim oil on or prior to the Closing Date; and

xviii. any litigation claims or other similar rights related to any of the foregoing Excluded Assets.

c. Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, at the Closing, the Purchasers shall assume the following liabilities and obligations of the Sellers (the “Assumed Liabilities”):

i. any Liabilities of the Sellers arising under the Transferred Contracts or the Permits after the Closing Date except where the obligations: (A) arise from or relate to any breach by any Seller of any provision of any of such Transferred Contract; (B) arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Transferred Contract or Permits; or (C) would constitute a breach of this Agreement for which the Purchasers would be entitled to receive indemnification pursuant to Article X; provided, however, that if any Transferred Contract or Permit requires the consent of a third party in order to be assigned, such Transferred Contract or Permit shall not be deemed assigned and it shall not constitute an Assumed Liability unless and until such time as such third party consents in writing to the assignment or (if earlier) until such time a Purchaser receives the benefit of such Transferred Contract or Permit;

ii. all Liabilities of the Sellers arising under or relating to the ownership, operation, utilization or maintenance of the Purchased Assets or the Business by the Purchasers accruing or arising after the Closing Date;

iii. all current liabilities of the Sellers accruing or arising in the ordinary course of business that remain unpaid at the Closing Date and that are included in the calculation of Working Capital as of the Closing Date as finally determined pursuant to Section 2.6 and reflected on the Final Closing Date Balance Sheet;

iv. any obligation to Sellers’ customers incurred by either Seller prior to the Closing to commence or complete work after the Closing arising in the ordinary course of business;

v. any Claims related to the employment of any Transferred Employee, but only to the extent arising after the Closing but including any Claim for accrued vacation, sick leave and paid time off arising prior to the Closing;

vi. any Liabilities (if any) under or related to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for any of Sellers’ employees that are terminated as a result of the transactions under this Agreement and any former employees of Sellers that are currently COBRA beneficiaries, if in either case a Purchasers or any Affiliate of a Purchaser is required to assume such Liabilities under applicable Law;

vii. the specific Liabilities of the Sellers, if any, set forth on Schedule 2.3(e).

d. Excluded Liabilities. Except for the Assumed Liabilities, the Purchasers, by their execution, delivery and performance of the Agreement, any Ancillary Agreement or otherwise, shall not assume or otherwise be responsible for any Liability of any nature of the Sellers, or Claims of such Liability, and all of such Liabilities are referred to herein as the “Excluded Liabilities” including, without limitation:

i. except as set forth in Section 8.3(a), any Liability for Taxes (whether federal, state, local or foreign) arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date, including, but not limited to, Taxes incurred in respect of or measured by (i) the sales of goods or services by Sellers, (ii) the wages or other compensation paid by Sellers to its employees, (iii) the value of Sellers’ property (personal as well as the Property), (iv) the income of Sellers earned on or realized prior to the Closing Date, and (v) any gain and income from the sale of the Purchased Assets and other transactions contemplated by this Agreement;

ii. all Liabilities under the Benefit Plans or any other compensation or benefit plans, policies or arrangements covering any employees of the Sellers (including any Transferred Employees), unless and solely to the extent such Liability is assumed under Section 2.3;

iii. any Liability accruing under the Contracts prior to the Closing Date, or due to non-compliance with Laws by the Sellers, or otherwise out of the conduct or operation of the Business or ownership or use of the Purchased Assets prior to the Closing Date unless and solely to the extent such Liability is assumed under Section 2.3;

iv. any indebtedness of the Sellers for borrowed money or guarantees of such indebtedness for borrowed money outstanding as of the Closing Date;

v. any Liability relating to an Excluded Asset;

vi. any Claims related to (i) the employment of any Transferred Employee to the extent arising on or prior to the Closing and (ii) the employment of any other employee of the Sellers arising at any time, unless and solely to the extent such Liability is assumed under Section 2.3;

vii. any Liability to the extent resulting from any release of Hazardous Materials by, or material violations of Environmental Law caused by any Seller or any of their respective agents or representatives, or any Environmental Claims arising from conditions existing or actions occurring, prior to the Closing; and

viii. all Liabilities relating to the matters set forth on Schedule 2.4(h).

e. Purchase Price. At the Closing, in consideration of the (i) sale of the Purchased Assets by the Sellers to the Purchasers, (ii) assumption of the Assumed Liabilities by the Purchasers, and (iii) non-compete covenants set forth in Section 8.1(b), the Purchasers shall pay to the Sellers (such Seller’s allocated portion thereof is set forth on Annex II hereto) an aggregate purchase price equal to $10,292,025 (the “Base Amount”), plus the Estimated Working Capital Adjustment (the “Initial Purchase Price”). The Initial Purchase Price shall be payable at the Closing as described in Section 3.2 below and shall be subject to adjustment as provided in Sections 2.6 (such adjusted Initial Purchase Price being the “Final Purchase Price”).

f. Purchase Price Adjustment.

i.

At least five (5) Business Days prior to the Closing Date, the Sellers shall deliver to the Purchasers a certificate (the “Initial Closing Date Certificate”), certified and executed by the President of each of the Sellers, setting forth Sellers’ good faith estimates of (i) the Closing Indebtedness and (ii) the Sellers’ good faith estimate of Working Capital as of the Closing Date

(the “Estimated Working Capital”), along with a copy of each Seller’s good faith estimated unaudited consolidated balance sheet as of the Closing Date (the “Closing Date Balance Sheet”) upon which such calculations are based. The computation of (A) Estimated Working Capital set forth in the Initial Closing Date Certificate and the Closing Date Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with Annex I hereto.

ii.	If within two (2) Business Days following receipt of the Initial Closing Date Certificate, (i) the Purchasers have not given the Sellers’ notice of its objection to the Estimated Working Capital calculation or the Closing Date Balance Sheet, the Initial Purchase Price shall be increased or decreased, as applicable, on a dollar-for-dollar basis by an amount equal to the Estimated Working Capital Adjustment as determined by the Sellers. If the Purchasers give any such notice of objection, the Sellers and the Purchasers will work together diligently and in good faith to resolve the issues in dispute. If all disputed issues are resolved, the Estimated Working Capital as agreed upon by the Purchasers and the Sellers shall be used to complete the Estimated Working Capital Adjustment.

iii.	Not later than sixty (60) calendar days after the Closing Date, the Purchasers shall cause to be delivered to the Sellers a statement (the “Closing Date Statement”) setting forth the Purchasers’ calculation of the Final Purchase Price (including the Purchasers’ calculation of the components thereof contained in Section 2.5 as of the Closing Date) together with (A) the balance sheet of the Sellers prepared as of the Closing Date (but prior to the consummation of the transactions contemplated by this Agreement) from which such Closing Date Statement was derived (the “Final Closing Date Balance Sheet”). The calculation of Working Capital set forth in the Closing Date Statement shall be determined in accordance with GAAP on a basis consistent with Annex I.

iv.	The Purchasers shall permit the Sellers and their representatives reasonable and timely access to the books and records, accountant’s work papers, personnel, and facilities of the Purchasers to the extent reasonably necessary to review the Closing Date Statement, the calculation of the Final Purchase Price and the Final Closing Date Balance Sheet and for the purpose of resolving any disputes with respect thereto.

v.

Within fifteen (15) calendar days after their receipt of the Closing Date Statement and Final Closing Date Balance Sheet, the Sellers may either inform the Purchasers in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth each of its objections (the “Sellers Objections”). Any items included in the Closing Date Statement which are not disputed by the Sellers in the Sellers Objections (other than items necessary to offset an issue raised in the Sellers Objections) shall be deemed agreed to by the Sellers. If the Sellers deliver the Sellers Objections and the parties do not resolve all such Sellers Objections on a mutually agreeable basis within ten (10) Business Days after the Purchasers’ receipt of the Sellers Objections, any Sellers Objections as to which the Purchasers and the Sellers cannot agree upon may be submitted by either the Purchasers or the Sellers to the Dallas, Texas office of Hein & Associates LLP (the “Designated Accounting Firm”) for resolution as provided herein; provided, however, if such accounting firm is unable or unwilling to serve as the Designated Accounting Firm, then the disputed Sellers Objections shall be submitted to an accounting firm that is mutually acceptable to the Sellers and the Purchasers. If the Sellers and the Purchasers are unable to agree on a mutually acceptable Designated Accounting Firm, then the Designated

Accounting Firm shall be an independent accounting firm of regionally or nationally recognized reputation which shall be selected by lot after each of the Sellers and the Purchasers have each proposed two (2) firms and excluded one (1) firm proposed by the other. Subject to Section 2.6(f), the Designated Accounting Firm shall have the power, authority and duty to resolve any outstanding Sellers Objections and the decision of the Designated Accounting Firm shall be final and binding upon the parties. Upon the agreement of the parties or the decision of the Designated Accounting Firm, the Closing Date Statement, as adjusted in accordance with this Section 2.6, if necessary, shall be final and conclusive with respect to the calculation of the Final Purchase Price, including, without limitation, the calculation of Working Capital as of the Closing Date. If the Seller fails to deliver any Sellers Objections to the Purchasers within the first fifteen (15)-day period referred to above, the Closing Date Statement delivered by the Purchasers and the calculations set forth therein shall be final and binding on the parties.

vi.	In resolving any disputed item, the Designated Accounting Firm (i) shall be bound by the provisions of this Section 2.6, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either the Purchasers or the Sellers, (iii) shall restrict its decision to such items included in the Sellers Objections which are then in dispute, (iv) may review only the written presentations of the Purchasers and the Sellers in resolving any matter which is in dispute and (v) shall render its decision in writing within thirty (30) calendar days after the disputed items have been submitted to it. Upon the resolution of all Sellers Objections, the Final Closing Date Balance Sheet, Working Capital as of the Closing Date and the determination of the Final Purchase Price shall be revised to reflect the resolution. If the Sellers make any Sellers Objections, the fees, costs and expenses of the Designated Accounting Firm shall be paid (i) by the Sellers if the Sellers Objections are resolved in favor of the Purchasers, or (ii) by the Purchasers if the Sellers Objections are resolved in favor of the Sellers. If the Sellers Objections are resolved part in favor of the Sellers and part in favor of the Purchasers, such fees, costs and expenses shall be shared by the Purchasers and the Sellers in inverse proportion to the aggregate amount of the Sellers Objections resolved in favor of the Sellers compared to the aggregate amount of the Sellers Objections resolved in favor of the Purchasers.

vii.	If the Final Purchase Price as finally determined in accordance with this Section 2.6 exceeds the Initial Purchase Price, the Purchasers shall pay the amount of the difference in cash to the Sellers within five (5) Business Days after such final determination. If the Final Purchase Price as finally determined in accordance with this Section 2.6 is less than the Initial Purchase Price, the Sellers shall deliver an amount of the difference in cash to the Purchasers within five (5) Business Days after such final determination; provided, however, that by notice to the other party, either party may elect to have all or any portion of any amount to which the Purchasers may be entitled to receive under this Section 2.6(g) released from the Escrow Fund, in which event the Purchasers and the Sellers shall instruct the Escrow Agent to release such amount from the Escrow Fund to the Purchasers.

g. Allocation of Purchase Price. The Purchasers and the Sellers agree that the Final Purchase Price and the amount of Assumed Liabilities that are liabilities for income tax purposes shall be allocated for federal income tax purposes among the Purchased Assets as shall be determined by the parties in accordance with this Agreement (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations. The amount of the Purchase Price allocated to the fixed assets will be the tax book value of such assets as of the Closing. The Purchasers and the Sellers will jointly prepare the Allocation Schedule at or prior to Closing. If the Initial Purchase Price differs from the Final Purchase Price, then the difference will be allocated proportionally among the categories set forth in the Allocation Schedule other than the amount allocated to the fixed assets, which will not change. Unless otherwise required by applicable Law, the Purchasers and the Sellers agree to act, and cause their respective Affiliates to act, in accordance with the computations and allocations contained in the Allocation Schedule in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code (the “1060 Forms”)), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable Law and to not take any position inconsistent with such Allocation Schedule upon examination of any Tax Returns, in any litigation or otherwise.

h. Allocation of Purchased Assets Among Purchasers. Notwithstanding anything to contrary in Article II hereof, the Purchased Assets (and the Assumed Liabilities related to such Purchased Assets) shall be allocated to the Purchasers such that any and all accounts receivable, inventory, rolling stock identified on Schedule 2.8 hereto as prepared by Purchasers, frac tanks and the Permits to Inject Fluid into a Reservoir Productive of Oil and Gas or related permits issued by the Railroad Commission of Texas shall be allocated and held by Frontier Tank, or with respect to such Permits, an Affiliate designated by Frontier Tank, and all other Purchased Assets (and Assumed Liabilities related to such Purchased Assets), including but not limited to all disposal wells and rights thereto, Tangible Personal Property and fixed assets, Property, Seller IP and Transferred Contracts, shall be allocated and held by Frontier Disposal.

3.

CLOSING

a. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of the Purchasers, no later than three (3) Business Days following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement or at such other time, place and date as is mutually agreed to by the parties hereto. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing need not be in person.

b. Actions at the Closing. At the Closing:

i. the Purchasers shall deliver to the Sellers the various certificates, instruments and documents referred to in Section 7.2 below;

ii. the Sellers shall deliver to the Purchasers the various certificates, instruments and documents referred to in Section 7.1 below;

iii. the Purchasers shall:

1. pay to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount;

2. pay to the holders of any Indebtedness of the Sellers outstanding immediately prior to the Closing and secured by Encumbrances on the Purchased Assets (collectively, the “Closing Indebtedness”), a wire transfer of immediately available funds in accordance with the instructions set forth in the pay-off letters delivered pursuant to Section 7.1(g) in the amounts reflected on Annex III hereto; and

3. Pay to the Sellers, by wire transfer of immediately available funds, the Initial Purchase Price minus the Escrow Amount, and minus the Closing Indebtedness.

c. Simultaneous Deliveries. The delivery of the documents required to be delivered at the Closing pursuant to this Agreement shall be deemed to occur simultaneously. No delivery shall be effective until each party has received or waived receipt of all the documents that this Agreement entitles such party to receive.

4.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Purchasers, that the statements contained in this Article IV are true and correct as of the date hereof, except solely to the extent otherwise set forth in the Schedules on the date hereof. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV. The disclosures in any section or subsection of the Schedules shall qualify other sections and subsections in this Article IV to the extent it is reasonably clear from a reading of the disclosure that such disclosure reasonably relates to such other section and subsections or is otherwise clearly described in the Schedules.

a. Organization and Qualification. Each Seller is a corporation organized and validly existing under the Laws of the State of Texas and has all requisite power and authority to own, operate and lease its properties (including the Purchased Assets) and to carry on its business (including the Business) as now being conducted. Each Seller is qualified and licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its business (including the Business), makes such qualification, licensing or admission necessary. Schedule 4.1 sets forth (i) each jurisdiction where the Sellers are so qualified, licensed or admitted to do business and (ii) any name or names under which the Sellers or any of their predecessors have invoiced account debtors, maintained records concerning their respective assets or otherwise conducted business in the last five (5) years.

b. Authority; Enforceability. Each Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform each of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All actions required on the part of each Seller for such execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party have been duly and validly taken. Assuming due execution and delivery by the Purchasers, this Agreement and each of the Ancillary Agreements to which each Seller is a party constitute the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general equitable principles.

c. No Conflicts. Except as set forth on Schedule 4.3, the execution and delivery by each Seller of this Agreement and each of the Ancillary Agreements to which it is a party does not, and the performance and consummation by each Seller of the transactions contemplated hereby or thereby do not and will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation, bylaws or other organizational or constituent documents of such Seller; (ii) conflict with or result in a violation or breach of, or default under, give rise to any right of acceleration or termination of, or otherwise require the consent of any Person pursuant to, any of the terms, conditions or provisions of any Permit, or of any Transferred Contract; (iii) result in the creation of any Encumbrance on any of the assets or properties of such Seller; or (iv) assuming compliance with the matters referred to on Schedule 4.5, conflict with or result in a violation or breach of any Laws or Orders applicable to such Seller or any of its respective assets or properties. No Seller is in violation of its certificate of incorporation, bylaws or other similar organizational or constituent documents.

d. Compliance with Laws; Permits.

i. Neither Seller is in violation of, has been given notice of or has been threatened to be cited or charged with any violation of any applicable Law or Order.

ii. Each Seller owns, holds, possesses or lawfully uses in the operation of the Business all Permits which are in any manner necessary for it to conduct the Business as now conducted or for the ownership, operation and use of its assets, free and clear of all Encumbrances other than Permitted Encumbrances. All such Permits are listed and described on Schedule 4.4(b). Neither Seller is in default, nor has it received any notice of any claim of default, with respect to any such Permits. There is no reason to believe that any of such Permits will be terminated or will otherwise not be renewed, or the conditions and/or requirements associated with such Permits cannot reasonably be satisfied. None of such Permits will be adversely affected by consummation of the transactions contemplated hereby, subject to obtaining any required consents with respect to any Permits that are included in the Purchased Assets as disclosed on Schedules 4.4(b) or 2.1(g).

iii. Neither the Sellers, nor any of their respective officers, directors, employees, consultants, representatives, agents or Affiliates (nor any Person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary, (i) paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof, any candidate for political office or any other Person at the suggestion, request, direction or for the benefit of any of the above-described Persons in violation of any Law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of such Seller.

e. Governmental Approvals. Except as set forth on Schedule 4.5, no approval, consent, waiver or authorization of, or registration, declaration or filing with, exemption by, or any notice to, any Governmental Authority or other regulatory body is required to be made, obtained or given by any Seller: (a) for or in connection with the valid execution and delivery by such Seller of this Agreement or the Ancillary Agreements to which such Seller is a party or the consummation by such Seller of the transactions contemplated hereby and thereby, or (b) as a condition to the legality, validity or enforceability as against such Seller of this Agreement or the Ancillary Agreements to which such Seller is a party.

f. Capitalization; Subsidiaries.

i. Schedule 4.6(a) lists each Seller’s authorized, issued and outstanding capital stock, together with the names of each holder of issued and outstanding capital stock of each Seller and the number of shares held by each such holder.

ii. Except as set forth on Schedule 4.6(b), no Seller has had and does not have (or prior to the Closing will have) any subsidiaries or otherwise hold (or prior to the Closing, will hold) any equity, membership, partnership, joint venture or other ownership interest in any Person.

g. Litigation; Orders

i. Except as set forth on Schedule 4.7, there is no action, suit, proceeding, claim, investigation or litigation of any nature, pending or, to the Knowledge of the Sellers, threatened against or involving any Seller or any of its respective assets or properties or the transactions contemplated by this Agreement, the Ancillary Agreements to which such Seller is a party or any of the transactions contemplated hereby or thereby for which such Seller may be liable or otherwise involving such Seller or any of its respective officers, directors, managers or Affiliates, with respect to or affecting the Business, the Purchased Assets or the Assumed Liabilities. Except as set forth on Schedule 4.7, to the Knowledge of the Sellers, there is no basis for any Person to bring a claim related to the foregoing. No matter listed on Schedule 4.7, if adversely determined, individually or in the aggregate, is reasonably expected to result in a Material Adverse Effect.

ii. No Seller is subject to any Order (i) that is unsatisfied, (ii) that affects the business, operations, assets, liabilities, condition (financial or other) or results of operation of any Seller, or (iii) that could prevent, delay, or otherwise interfere with the consummation of the transactions contemplated by this Agreement.

h. Intellectual Property Rights.

i. Schedule 4.8(a) sets forth a complete and correct listing of (i) all (a) United States patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (b) United States trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices, (c) United States copyrights, works of authorship and design rights, whether registered or unregistered, and pending applications to register the same, (d) Internet domain names and registrations thereof, and (e) computer software, including source code (collectively, “Intellectual Property”) owned by the Sellers that is used or proposed to be used with respect to, or otherwise embodied by the operation, products, process, methods, materials, or services of, the Business which term also includes all confidential ideas, trade secrets, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information (the “Seller IP”), (ii) all Contracts under which any Seller is licensed or otherwise uses or is permitted to use any Intellectual Property (other than shrink-wrap licenses of computer software with a total replacement cost of less than $5,000 and licenses of Intellectual Property arising by implication in the ordinary course of business) with respect to the Business and (iii) all Contracts under which any Seller licenses or otherwise permits any party to use any Intellectual Property. Except as set forth in Schedule 4.8(a), no Intellectual Property or any rights thereto are necessary to conduct the business of the Sellers as it has been conducted, is currently conducted, or is currently proposed to be conducted. All of the Seller IP is subsisting, valid, and enforceable.

ii. Neither the Sellers, nor the conduct of the business of the Sellers as it has been conducted, is currently conducted, or is currently proposed to be conducted, infringes, misappropriates or otherwise violates the intellectual property rights of any third party and, except as set forth on Schedule 4.8(b), no Person has asserted any claim of the foregoing or challenging the ownership, validity, or enforceability of any Intellectual Property owned, licensed, or used by the Sellers. Except as set forth in Schedule 4.8(b), no Seller has received or sent any written notices or other oral or written communications relating to the foregoing (including any demand letters or offers to license) and no Seller is aware of any facts indicating a possibility of the foregoing. The Closing shall not terminate or alter (or give rise to any right to terminate or alter) any Contract granting rights to any Intellectual Property or give rise to or allow any Person to exercise any additional right or impose any additional restriction on the Sellers under any Contract granting rights to any Intellectual Property. Except as set forth on

Schedule 2.1(a), all Contracts granting the Sellers rights to any Intellectual Property used or proposed to be used with respect to, or otherwise embodied by the operation, products, processes, methods, materials or services of the Business are assignable to the Purchasers and shall be assigned to the Purchasers upon closing without the need for consent from any third party.

iii. Either Seller: (i) owns and possesses the entire and exclusive right, title and interest in and to any Intellectual Property identified in Schedule 4.8(a) free and clear of any Encumbrances (other than Permitted Encumbrances); or (ii) has been granted sufficient rights pursuant to a written Contract set forth in Schedule 4.8(a) in and to any Intellectual Property not owned by such Seller that is necessary to conduct the business of such Seller as it has been conducted, is currently conducted, or is currently proposed to be conducted.

iv. The Sellers have taken all necessary actions to maintain and protect the Intellectual Property owned or used by the Sellers and all other confidential and proprietary information owned or used by the Sellers, no loss or expiration of any Intellectual Property owned by the Sellers is threatened, pending or reasonably foreseeable (except for patents expiring at the end of their statutory terms and not due to any failure by the Sellers to pay any maintenance fees), and no Seller has taken any action which would reasonably be expected to have a materially adverse effect on their rights in any of the Intellectual Property.

i. Financial Statements.

i. Attached to Schedule 4.9(a) hereto are copies of each Seller’s (i) Historical Audited Financial Statements and (ii) unaudited financial statements (balance sheet, statement of operations, statement of cash flows and changes in stockholders’ equity) as at, and for the nine-month period ended September 30, 2012 (collectively, the “Seller Financial Statements”). The Seller Financial Statements comply in all material respects as to form with applicable accounting requirements as of their respective dates, and were prepared from the books and records of the Sellers and converted in order to comply with generally accepted accounting principles in the United States (“GAAP”) (except that the unaudited financial statements are not prepared in accordance with GAAP). The Seller Financial Statements fairly present the financial condition and operating results of the Sellers as of the dates, and for the periods, indicated therein, in all material respects, subject, in the case of unaudited financial statements, to normal year-end audit adjustments (which adjustments would not be material, individually or in the aggregate). Each Seller maintains a standard system of accounting established and administered in accordance with sound accounting principles.

ii. The accounts receivable shown on the unaudited balance sheets of each Seller as of September 30, 2012 included in the Seller Financial Statements (the “Seller Balance Sheets”) and accounts receivable since the date thereof arose from bona fide transactions in the ordinary course of business and consistent with past practice and are not subject to discount. Subject to a reserve of two percent (2%), such accounts receivable are uncontested, unconditional obligations of the account debtors and are not in dispute or subject to any valid defense, offset, counterclaim or agreement which varies with the terms thereof. Schedule 4.9(b) contains a complete and accurate list of all accounts receivable of the Sellers, which list sets forth the aging of such accounts receivable. Since the date of the Seller Balance Sheets (the

“Balance Sheet Date”), each Seller has continued all receivables and payables production practices in accordance with the ordinary course of business and consistent with prior period practice and has not engaged in (A) any practice intended to have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods or (B) any practice intended to have the effect of postponing to post-Closing periods payments by such Seller that would otherwise be expected (based on past practice) to be made in pre-Closing periods.

iii. Schedule 4.9(c) lists all inventory of each Seller as of the date hereof.

iv. All prepayments by the customers of any Seller for services to be performed by such Seller have been validly received for services currently scheduled or anticipated to be performed and, to the Knowledge of the Sellers, no such prepayments are expected to be refunded or returned.

v. Schedule 4.9(e) lists the amount of all outstanding Indebtedness as of the date hereof of each Seller and the holder thereof.

vi. The Seller Financial Statements do not contain any items of a special or non-recurring nature, except as expressly stated therein and except for non-material income related to dozer work performed by the Sellers from time to time using certain Excluded Assets.

vii. Since the Balance Sheet Date, each Seller has continued to pay all accounts and notes payable in accordance with the ordinary course of business and consistent with prior period practice and the payment terms of its suppliers, and none of such payables is more than 30 days past its scheduled due date.

viii. Each Sellers has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and such Seller’s policies and procedures, and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in accordance with sound accounting practices or any other criteria applicable to such statements and (B) to maintain accountability for material assets.

ix. Other than the engagement of Turner, Stone & Company, LLP, during the periods covered by the Seller Financial Statements, neither Seller has changed its independent accountants or had any disagreement with such accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that if not resolved to the satisfaction of such accountants would have caused such accountants to make reference to the subject matter of the disagreements in connection with its report.

j. Books and Records. The Books and Records and other similar records of the Sellers have been provided or made available to the Purchasers or its counsel prior to the execution of this Agreement. The minute books contain an accurate record of all actions taken at all meetings and by all written consents in lieu of meetings of the managers, members and related committees of the Sellers from the date of formation through the date hereof. The Books and Records of the Sellers (i) are complete and correct in all material respects, (ii) accurately and fairly reflect, in reasonable detail, the transactions of, acquisitions and disposition of the assets by and incurrence of liabilities by the Sellers, and (iii) have been maintained in accordance with good business practice and in accordance with all applicable Laws and the requirements of the Contracts.

k. Absence of Changes. Since June 30, 2011, there has not been any occurrence or event which, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect. Since June 30, 2011, the Business has been conducted in the ordinary course consistent with past practice. In addition, without limiting the generality of the foregoing, since June 30, 2011, other than in connection with the transaction contemplated hereby, or as set forth on Schedule 4.11, no Seller has:

i. sold, leased, licensed, transferred, abandoned or otherwise disposed of any assets used, related or necessary to the Business, tangible or intangible, other than for fair consideration in the ordinary course of business, consistent with past practices;

ii. has made or agreed to waive or make any payment, discharge or satisfaction of any Claim, Liability, obligation or breach (whether absolute, accrued, asserted or unasserted, contingent or otherwise) under any Transferred Contract or otherwise relating to a Purchased Asset, other than in the ordinary course of business of such Seller;

iii. has made or agreed to make any transfer, disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Encumbrance on, any of the Purchased Assets other than Permitted Encumbrances;

iv. has delayed or postponed the payment of accounts payable or other Liabilities outside the ordinary course of business of such Seller;

v. entered into any Contract in connection with any transaction involving an Acquisition Proposal other than non-binding letters of intent or similar or related Contracts or agreements;

vi. acquired any business or Person, whether by merger, consolidation or reorganization or by purchase of its assets or equity interests;

vii. entered into any strategic alliance, joint development or joint marketing Contract;

viii. entered into any transaction with any officer, director, stockholder or Affiliate or Associate of such Seller;

ix. executed or modified any collective bargaining agreement with any labor organization;

x. had accelerated or received a notice of default or termination of or under any Contract;

xi. been made party to any action, proceeding, claim, investigation or litigation nor, to the Knowledge of the Sellers, has any such action, proceeding, claim, investigation or litigation been threatened by or against such Seller;

xii. incurred, assumed or guaranteed any Indebtedness, issued or sold any debt securities or guaranteed any debt securities of others;

xiii. other than as set forth on Schedule 4.18(a), increased the compensation of any manager, officer, director or similar Person;

xiv. except as otherwise described in Section 4.13, made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Tax Authority or otherwise;

xv. made any change in accounting policies, principles, methods, practices or procedures (including, without limitation, for bad debts, contingent liabilities or otherwise, respecting depreciation or amortization rates or timing of recognition of income and expense), other than in connection with the conversion of the Historical Audited Financial Statements to GAAP;

xvi. canceled or failed to renew any insurance policy, received any notice of cancellation or termination from any insurance provider or failed to give all notices and present all claims (if any) under all such policies in a timely fashion;

xvii. has entered into any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products or services of the Sellers, other than as contemplated by the Contracts disclosed in Schedule 4.16(a);

xviii. suffered any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the Purchased Assets;

xix. revalued any of its assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practice; or

xx. entered into or approved any Contract or understanding or acquiesced in respect of any Contract or understanding, to do, engage in or cause or having the effect of any of the foregoing.

l. No Undisclosed Liabilities. To Sellers’ Knowledge, there are no Liabilities of, relating to or affecting the Sellers or any of their respective assets or properties, other than (i) current Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and in accordance with the provisions of this Agreement, and (ii) Liabilities which are adequately reflected, reserved for or disclosed in the Seller Balance Sheets (including any notes thereto), and (iii) Liabilities that are disclosed in this Agreement, the Ancillary Agreements or the Schedules. For purposes of this Agreement, “ordinary course” Liabilities include only Liabilities incurred in the normal course of the business of the Sellers, consistent with past practice and amounts, and do not include Liabilities arising from the breach of or default under any Seller Contract or the violation of any Law, Order or Permit.

m. Taxes.

i. All Tax Returns required to have been filed by or with respect to the Sellers have been duly and timely filed. Except as set forth below, all such Tax Returns are true, complete and accurate in all respects and were prepared in compliance with all applicable Laws. All Taxes due and owing with respect to the Sellers (whether or not shown or required to be shown on any Tax Returns) have been fully paid or properly accrued on the balance sheets included in the Seller Financial Statements. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Sellers have discovered that the net income for L&R for 2011 was overstated by approximately $300,000 as a result of the liquidation of certain certificates of deposits being recorded as income in May of 2011. L&R is in the process of amending its Tax Returns in order to correct this overstatement.

ii. The Sellers are not currently the beneficiary of any extension of time within which to file any Tax Return.

iii. The Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party.

iv. No claim has ever been made by a Tax Authority in a jurisdiction where the Sellers do not file Tax Returns that a Seller is or may be subject to taxation by that jurisdiction. The Sellers do not expect or have Knowledge of any actions by any Tax Authority in connection with assessing additional Taxes against or in respect of it, the Business or any of the Purchased Assets for any past period. There is no dispute or claim concerning any Tax Liability of the Sellers either (i) pending, or to the Knowledge of the Sellers, threatened by any Tax Authority or (ii) of which any Seller is otherwise aware. There are no Encumbrances for Taxes upon any of the assets or properties of the Sellers including, without limitation, any of the Purchased Assets other than an Encumbrance of the type described in clause (i) of the definition of “Permitted Encumbrance”. No audit or other proceedings by any Tax Authority are pending or threatened with respect to any Taxes due from or with respect to any Seller.

v. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or that include or are treated as including, any Seller or with respect to any Tax assessment or deficiency affecting any Seller.

vi. Except as set forth on Schedule 4.13(f), no Seller has received from any foreign, federal, state or local Tax Authority (including jurisdictions where such Seller has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against such Seller.

vii. None of the Sellers has any Liability for the Taxes of any other Person (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of Law), (ii) as a transferee or successor, or (iii) by contract or otherwise.

viii. None of the Sellers has agreed to make or is required to make any adjustment under Section 481 of the Code.

ix. None of the Sellers is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

x. None of the Sellers was included or is includable in the Tax Return of any affiliated, consolidated, combined, unitary or similar group of corporations.

xi. None of the Sellers has participated, within the meaning of Treasury Regulation Section 1.6011, in 1. any “reportable transaction” or “listed transaction” within the meaning of Code Section 6011 and the Treasury Regulations thereunder, 2. any “confidential corporate tax shelter” within the meaning of Code Section 6111 and the Treasury Regulations thereunder, or 3. any “potentially abusive tax shelter” within the meaning of Code Section 6112 and the Treasury Regulations thereunder. Each Seller has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 (or any similar Law).

xii. None of the Sellers will be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any:

1. change in method of accounting for a taxable period ending on or prior to the Closing Date;

2. “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or

3. intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law).

n. Benefit Plans; ERISA.

i. Schedule 4.14(a) lists, with respect to each Seller and any trade or business (whether or not incorporated) which is treated as a single employer with any Seller (each, an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to any employee, officer or director and any equity option, equity purchase, phantom equity, equity appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Sellers and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of any Seller of at least $2,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of any Seller (each, a “Benefit Plan”). With respect to each Benefit Plan, each Seller has delivered or made available to the Purchasers a true, complete and correct copy of (i) such Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Benefit Plan, and (ii)each trust agreement or other funding arrangement relating to such Benefit Plan, if any.

ii. Each Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Seller Financial Statements to the extent required. With respect to the Benefit Plans, to the Knowledge of Sellers, no event has occurred with which any Seller could be subject to any Liability (other than for routine benefit Liabilities) under the terms of, or with respect to, such Benefit Plans under ERISA, the Code or any other applicable Law.

iii. Other than Sellers’ safety bonus arrangement, Seller does not have any bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements.

iv. Other than any Assumed Liabilities (if any), neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will result in any Liability on the part of any Purchaser to any present or former employee, director, officer, stockholder, contractor or consultant of any Seller, or any of its dependents.

v. All reports relating to each Benefit Plan required to be filed with any Governmental Authority have been timely filed, and all reports and information relating to each Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided.

vi. Except for routine claims for benefits arising in the ordinary course with respect to any Benefit Plan, there are no claims, actions, suits, proceedings, investigations or hearings pending or, to the Knowledge of the Sellers, threatened with respect to any Benefit Plan or any fiduciary or assets thereof.

vii. Each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies in all material respects with and has been maintained and operated in all material respects in accordance with each of the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

viii. No condition, agreement or Employee Benefit Plan provision limits the right of any Seller to amend, cut back or terminate any benefit Plan (except to the extent such limitation arises under ERISA or the Code).

ix. No Seller has participated in any voluntary compliance or self-correction program established by the IRS under the Employee Plans Compliance Resolution System, or entered into a closing agreement with the IRS with respect to the form or operation of any Employee Benefit Plan.

o. Assets.

i. The Sellers have good and valid title to, or in the case of leased property and assets have a valid leasehold interest in or license to or right of use for, the Purchased Assets, free and clear of all Encumbrance except for Permitted Encumbrances. Schedule 4.15(a) sets forth a true, correct and complete list of all motor vehicles or similarly titled items of tangible personal property owned by any Seller, the vehicle identification number or similar registration number thereof and the jurisdiction of registration. All of the Tangible Personal Property of the Sellers is located on the Property.

ii. The buildings, infrastructures, structures, equipment and other assets owned or leased by the Sellers are generally suitable for the uses for which they are intended, are structurally sound in all material respect and are in good operating condition and repair (including, without limitation, with respect to the performance of reasonable preventative maintenance), normal wear and tear excepted, and are free of defects that would materially impact the continued use thereof by the Purchasers following the Closing Date in the conduct of normal operations consistent with past practices. No Person other than the Sellers owns any equipment or other tangible assets or properties necessary to the operation of the Business, except for the Leased Real Property and leased items disclosed on Schedule 4.15(b).

iii. The Sellers do not own any real property except as set forth on Schedule 4.15(c) (the “Owned Real Property”). Each Seller has good and indefeasible, fee simple title to its Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. There are no outstanding leases or options or rights of first refusal to purchase or lease any parcel of the Owned Real Property. No part of such Owned Real Property is taxed together with any real estate that is not part of the Owned Real Property. Each parcel of Owned Real Property is (i) in compliance with all Laws applicable to the current use of the Owned Real Property, (ii) not burdened by any covenant, easement, encroachment, restrictive covenant, right-of-way or servitude, other than those specifically referenced in title policies listed on Schedule 4.15(c) (true and correct copies of which have been provided to the Purchasers) and on the Title Commitment, and (iii) not subject to any condemnation, eminent domain or similar action or proceeding. All facilities, buildings and other improvements on the Owned Real Property (if any) are supplied with utilities and other services necessary for the operation thereof in the ordinary course of business of the applicable Seller consistent with past practices, all of which utilities are adequate for the operation of the business conducted thereon. Notwithstanding the foregoing or anything else in this Agreement to the contrary, each Purchaser acknowledges and agrees that Larry Stark has given EOG the right to cross the Owned Real Property in order for EOG to access other property (the “EOG Right”), and the EOG Right is a Permitted Encumbrance and will be a Closing Encumbrance.

iv. Schedule 4.15(d) sets forth (i) a true, correct and complete list of all real property leased, subleased or licensed to the Sellers (collectively, the “Leased Real Property”), (ii) the location or description of each parcel of Leased Real Property, and (iii) as to each parcel of Leased Real Property, the name and address of the parties to each lease, the expiration date of each such lease, the monthly rent as of the date hereof paid under each such lease, and any additional rent currently payable under each such lease. A true and correct copy of each lease has been provided to the Purchasers. Use of the Leased Real Property for the various purposes for which it is presently being used is permitted under applicable zoning laws and is not subject to a “permitted non-conforming” use or structure classification. The Leased Real Property is supplied with utilities and other services necessary for the operation thereof in the ordinary course of business of the applicable Seller consistent with past practice. Each parcel of Leased Real Property has access to an improved public road. No Seller has granted any Person the right to use or occupy any portion of any parcel of Leased Real Property or has received notice of any claim of any Person to the contrary.

v. The assets, properties and rights of the Sellers constitute all of the assets, properties and rights which are used in the operation of the Business and that are necessary or required for the conduct of the Business as currently conducted.

vi. Notwithstanding anything to the contrary contained in this Section or any other provision of this Agreement, Purchasers acknowledge and agree that (i) as set forth in Schedule 2.1(g), L&R has received a permit to drill and to use for disposal the Lynch Well No. 2 (which has not been drilled), and prior to or upon completion of the Lynch Well No. 2, the G. Lynch Well No. 1 should be plugged and discontinued (which drilling, completion and plugging responsibility is an Assumed Liability), (ii) as set forth on Schedule 4.15(c) the Owned Real Property is owned by Larry Stark and will be conveyed to L&R prior to the Closing, (iii) as set forth in Schedule 4.20(a), a 2003 Dodge Pickup is owned by Larry and Cindy Stark and will be transferred to L&R or Stark prior to the Closing, and (iv) the Excluded Assets are used in the operation of Sellers’ Business and will not be conveyed to Purchasers, including without limitation L&R’s P-5 Organizational Report(s) and related operator number(s) with the Texas Railroad Commission and L&R’s Waste Hauler Permit with the Texas Railroad Commission.

p. Contracts.

i. Schedule 4.16(a) sets forth a list of all agreements, leases, licenses, contracts or other commitments of any nature, whether written or oral (“Contracts”), to which any Seller is a party or by which it is bound relating to the Business, the Purchased Assets and the Assumed Liabilities (the “Seller Contracts”), that fall within any of the following categories of Contracts:

1. each Contract requiring the purchase of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by any Seller of $10,000 or more or (B) aggregate payments by any Seller of $25,000 or more;

2. each Contract providing for the provision or the sale by any Seller of any services, goods, or other assets that provides for either (A) annual payments to such Seller of $10,000 or more or (B) aggregate payments to such Seller of $25,000 or more;

3.	any requirements Contract;

4. each Contract relating to the acquisition or disposition of any business entered into during the twelve (12) month period preceding the date hereof;

5. each Contract which does not expire, or which may be extended without amendment so as not to expire, before one (1) year from the date of this Agreement;

6. all employment and consulting Contracts, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements;

7. each Contract with any stockholder, director, officer or employee of any Seller, including any Contract set forth or required to be set forth on Schedule 4.20(a) or 4.20(b) (an “Affiliate Contract”);

8. any collective bargaining Contract or other Contract with labor unions;

9. except as disclosed pursuant to clause (vi) above, each Contract with any equityholder, officer or manager of any Seller, or any Affiliate or Associate of such Persons;

10. any license of Intellectual Property to or from any Seller, other than commercially available off-the-shelf, shrink-wrap or click-wrap licenses;

11. any trust indenture, mortgage, promissory note, loan Contract or other Contract for the borrowing of money by any Seller, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

12. any Contract that limits, or purports to limit, the ability of any Seller to compete in any line of business or with any Person or in any area, that restricts the right of such Seller to sell to or purchase goods or services from any Person or to hire or attempt to hire any Person or that grants to the other party or any third Person “most favored nation” status or any special discount rights;

13. any lease or other Contract relating to Property;

14. any lease of personal property providing for annual rentals of $10,000 or more;

15. any confidentiality, secrecy or non-disclosure Contract;

16. except as disclosed pursuant to clause (vi) above, any sales representative or agency Contract;

17. any Contract that results in any Person holding a power of attorney that relates to any Seller or its respective assets or properties;

18. any joint venture or partnership, merger, asset or stock purchase or divestiture Contract not otherwise covered by clause (iv) above which includes Liabilities of any Seller which have not expired as of the date hereof;

19. any Contract to indemnify, hold harmless or defend any other Person with respect to any assertion of personal injury, damage to property or Intellectual Property rights infringement, misappropriation or violation or warranting the lack thereof, other than indemnification provisions contained in customary purchase orders/purchase agreements/product licenses arising in the ordinary course of business and consistent with past practice; and

20. any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $10,000 on an annual basis or in excess of $10,000 over the current Contract term, (B) has a term greater than one (1) year and cannot be cancelled by the applicable Seller without penalty or further payment and without more than thirty (30) calendar days’ notice or (C) is otherwise material to the Business, operations, financial conditions, results of operations or prospects of any Seller.

ii. Each of the Transferred Contracts is a legal, valid, binding and enforceable obligation of the relevant Seller and is in full force and effect, unamended (except as set forth in the Schedules), and there exists no default or event of default or event, occurrence, condition or act, with respect to such Seller or to the Knowledge of Seller with respect to the other contracting party or otherwise, that, with or without the giving of notice, the lapse of the time or the happening of any other event or condition, constitutes a default or breach by such Person thereunder or would reasonably be expected to (a) become a default or event of default under or breach or violation of any of the Transferred Contracts or (b) result in the loss or expiration of any right or option by any Seller (or to the Knowledge of Sellers the gain thereof by any third party) under any of the Transferred Contracts. True and correct copies of all of the Seller Contracts (including any amendments thereto) have been delivered to the Purchasers and such copies reflect the complete terms and provisions of such Seller Contracts. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the lease rates in the leases related to the McConnell #1, the McWhorter #1 and the Lynch #1 disposal wells were reduced from $0.10 per barrel to $0.05 per barrel through the end of the lease term pursuant to a verbal agreement between L&R and the respective lessors. The enforceability of such verbal amendments may be limited under applicable law.

q. Insurance. Schedule 4.17 lists all insurance policies, fidelity bonds and other forms of insurance maintained by or which cover the assets, properties, officers, directors, employees or agents of the Sellers, including a complete and accurate summary of any self-insurance coverage provided by or for the benefit of any Seller. Such policies (i) are in full force and effect and (ii) are in amounts and have coverages as required by any of the Seller Contracts and applicable Law. There is no default under any such policies and no event has occurred, including the failure by any Seller to give any notice or information or present a claim in a timely fashion or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of such Seller under any of the insurance policies. All premiums due with respect to such policies have been paid, and excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy held by any Seller or applicable to its respective business, assets or employees has been canceled within the one (1) year prior to the date hereof. No Seller has received (i) any notice of cancellation of any such policy, refusal or denial of coverage, increase of premiums or failure to renew thereunder, (ii) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that any such policy is no longer in full force or effect or that the issuer thereof is no longer willing or able to perform its obligations thereunder. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

r. Labor Matters

i.	Schedule 4.18(a) contains a complete list of the names of all Persons who are employees or independent contractors of each Seller as of the date hereof, specifying (i) with respect to each hourly employee, the title and rate of hourly pay as of September 30, 2012 and the date of this Agreement; (ii) with respect to each salaried employee, the title, rate of salary and commission or bonus structure as of September 30, 2012 and the date of this Agreement; and (iii) with respect to each independent contractor, a description of the services performed and the compensation arrangement as of September 30, 2012 and the date of this Agreement; and (iv) with respect to each Person listed (A) the date of hire or engagement, (B) a list of all agreements affecting such Person’s employment or engagement, including a description of any additional material compensation arrangements not covered in clauses (i) through (iii), (C) if an employee, (1) whether the employee is classified as exempt or non-exempt under any of the following: the Fair Labor Standards Act, wage orders issued by the Industrial Welfare Commission, and any other applicable wage and hour Law, (2) whether or not such employee is absent for any reason such as lay-off, leave of absence or workers’ compensation and, if so, the date such absence began and the anticipated date of return and (3) the state or province in which such Person is employed. Schedule 4.18(a) also lists all employees of each Seller in the United States who are not citizens or permanent residents of the United States, together with a listing of each such employee’s work authorization status and work authorization expiration date. The employees listed on Schedule 4.18(a) are “co-employees” of L&R and Harbor America Central, Inc. pursuant to that certain Client Service Co-Employment Agreement dated October 1, 2012 except for Robert Blake, Bobby Reno and Richard Pitts who are currently not working and are receiving workers compensation benefits through Emergent HR, Inc. pursuant to that certain Client Services Agreement dated August 15, 2010.

ii.	Each Seller is in compliance with all currently applicable Laws respecting labor relations, employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Except as set forth on Schedule 4.18(b):

1.	there is no unfair labor practice complaint pending or threatened in writing against any Seller before the National Labor Relations Board or any similar state or Foreign Governmental Authority;

2.	no Seller is involved or, to the Knowledge of Sellers, threatened with any organizing efforts, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of any Seller (including occupational safety and health standards);

3.	no present or former employee of any Seller has provided notice to the such Seller of or threatened to file any claim against such Seller (whether under applicable Law, employment agreement or otherwise) on account of or for (A) overtime pay, (B) wages or salary, (C) vacation time or pay in lieu of vacation time off or (D) any violation of any Law relating to wages or work hours, including but not limited to Fair Labor Standards Act and wage orders issued by the Industrial Welfare Commission; and

4.	no Person (including any Governmental Authority) has given notice to any Seller of or, to the Knowledge of the Sellers, threatened to file any claim against any Seller under or arising out of any Laws relating to employer-employee relationships, labor relations, employee entitlements, discrimination in employment or employment practices, immigration or plant closings.

iii. In accordance with applicable Law, each Person performing services for the Sellers is, and has been since January 1, 2006, 1. authorized to work in the country in which the Person performs such services and for the entity by which they are employed, 2. properly classified as an employee or independent contractor, 3. if an employee, properly classified as an exempt or non-exempt employee under the Fair Labor Standards Act or other applicable wage and hour Law, including but not limited to wage orders issued by the Industrial Welfare Commission, 4. paid all wages (including any required minimum wages and overtime pay), benefits and other compensation for all services performed by such Person, and (v) if a U.S. employee, accurately completed all proper employment verification and authorization documentation, including but not limited to Form I-9 for all employees and Public Access Files for H-1B visaholders, including proper maintenance of such documentation during employment and post-termination, as required by U.S. law.

iv. No Seller is subject to any collective bargaining agreement, labor contract or similar agreement with any labor union, trade union, works counsel or other employee representative.

v. To the Knowledge of the Sellers, no former employee of any Seller has violated the terms of any confidentiality, non-solicitation, non-competition or other similar agreement with such Seller.

vi. There have not been any facility closings, mass layoffs or other terminations at any Seller that would create any obligations upon or liabilities for any Seller under the Worker Adjustment and Retraining Notification Act or similar Laws.

s. Environmental Matters.

(a) Except for any Property, the Sellers, including any of their respective Affiliates, do not currently own, operate, lease or control any real property.

(b) Schedule 4.19(b) sets forth a true and complete list of any Other Property.

(c) With respect to any Property, or any Other Property, neither the Sellers, nor to the Knowledge of the Sellers, any prior owner or operator, has incurred in the past, or is now subject to, any Environmental Liabilities.

(d) With respect to each Property, the Sellers have obtained, possess, and are, and at all times have been, in compliance with all Environmental Permits, including, without limitation, all conditions thereof.

i. Each Property is and at all times has been in compliance with all Environmental Laws, while the Sellers have owned, operated, leased or used the Property, and to the Knowledge of the Sellers, at all times prior to the time the Sellers have owned, operated, leased or used the Property.

(e) There are no Encumbrances, defaults, equitable interests, covenants, deed restrictions, notice or registration requirements, or other limitations applicable to any Property, based upon or arising from any Environmental Laws.

(f) There are no UST’s located in, at, on or under any Property other than the UST’s identified on Schedule 4.19(g); and each of those UST’s is in compliance with all Environmental Laws.

(g) To the Knowledge of the Sellers, there are no locations at which Pollutants have been or are being Released, or otherwise come to be, in, at, on, under, a part of, involving or otherwise related to any Property in violation of any Environmental Laws or otherwise that would result in any Environmental Claims or Environmental Liabilities.

ii. To the Knowledge of the Sellers, there are no Conditions in, at, on, under, a part, involving or otherwise related to any Property, and the Sellers have not received any evidence, reports, or information that could reasonably be expected to present a risk of such presence of Conditions that the Sellers have not investigated or evaluated to determine if there was in fact such Conditions, and the Sellers have conducted all investigations or assessments required by Environmental Law with respect to determining whether such Conditions exist.

iii. There are no PCB’s, lead paint, asbestos (of any type or form), or materials, articles or products containing PCB’s, lead paint or asbestos, located in, at, on, under, a part of, involving or otherwise related to any Property (including, without limitation, any building, structure, or other improvement that is a part of any Property), and the Sellers have not received any evidence, reports, or information that could reasonably be expected to present a risk of such presence of those materials that the Sellers have not investigated or evaluated to determine if there was in fact such presence of those materials, and the Sellers have conducted all investigations or assessments required by Environmental Law with respect to testing for such materials.

iv. No on-site sources of water for human consumption or other human contact in, at or on the Property, and, to the Knowledge of the Sellers, no subsurface waters under any Property, contain a Pollutant at a level exceeding a level which is established or recommended in Environmental Laws, and the Sellers have not received any evidence, reports, or information that could reasonably be expected to present a risk of such affected water that the Sellers have not investigated or evaluated to determine if there was in fact such affected water.

(h) There have been no allegations, notices, evidence, or conditions that could result in, or to the Knowledge of the Sellers, there has been no exposure of any Person or property to any Pollutant in connection with the Property or the Business that could reasonably be expected to form the basis for any Environmental Liabilities or any Environmental Claim for other damages or compensation. In addition, the Sellers have not received any evidence, reports, or information that could reasonably be expected to present a risk of such exposure, that the Sellers have not investigated or evaluated to determine if there was in fact such exposure.

(i) Prior to the date of this Agreement, each Seller has delivered to the Purchaser true, correct and complete copies of all environmental reports, assessments, audit reports, and studies and all correspondence in its possession or, to the Knowledge of such Seller, in existence, with regard to the Property and in connection with the Business, including without limitation that certain Environmental Site Investigation dated November 19, 2012 and prepared by Hydro-Environmental Technology, Inc. (the “Environmental Reports”). Notwithstanding the foregoing, the representations and warranties set forth in this Section 4.19 are qualified in full by the matters set forth and disclosed in the Environmental Reports.

t. Interests of Related Parties.

i.	Except as disclosed on Schedule 4.20(a), no officer, director, manager or Affiliate of any Seller: 1. owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, independent contractor or customer of the any Seller; 2. owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) used in the Business of any Seller; or (iii) is a party to any Contract or transaction with any Seller.

ii.	Except as disclosed on Schedule 4.20(b), there are no outstanding notes payable to, accounts receivable from or advances by any Seller to or from any officer, director, manager, Affiliate or Associate in connection with their respective businesses or assets, and no Seller is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any such Person other than compensation and benefits to employees and directors and travel and expense advances in the ordinary course of business.

u. Customers and Suppliers. Schedule 4.21 lists the names and addresses of each Seller’s twenty (20) largest customers and twenty (20) largest suppliers (measured in each case by dollar volume of purchases or sales during the years ended December 31, 2010 and December 31, 2011, and the nine-months ended September 30, 2012) and the dollar amount of purchases or sales which each listed customer or supplier represented during such fiscal year. No customer or supplier so listed has indicated within the past twelve (12) months that it will stop or decrease the rate of its transactions, or otherwise change its business relationship, with such Seller, other than EOG who has indicated that it intends to decrease its rates. To the Knowledge of the Sellers, no fact, occurrence, situation or circumstance exists with respect to any supplier, independent contractor or customer of any Seller that would have a Material Adverse Effect. No Seller has offered to any Person, and, to the Knowledge of the Sellers, no Person is entitled to claim, any cash discount, profit participation, stock adjustment or other rebate or premium in connection with or on account of the purchase or sale of products or services of any Seller.

v. Absence of Fraud. No fraud has been committed by any Seller or to the Knowledge of Sellers by any officers, directors, managers, equityholders, employees or independent contractors of any Seller, in each case in connection with the Business.

w. No Brokers or Finders. Except as set forth on Schedule 4.23, no Seller has incurred or will incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of any Seller, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

x. Representations Complete. None of the representations or warranties made by the Sellers herein or in any Ancillary Agreements or in any certificate or other instrument furnished by any Seller pursuant to this Agreement or any Ancillary Agreements, when all such documents are read together in their entirety, contains or will contain as of the Closing any untrue statement of a material fact, or omits or will omit as of the Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

y. Disclaimer of Other Representations. Except as expressly set forth in this Agreement and the Ancillary Agreements, the Sellers make no other representations or warranties, express or implied, at law or in equity, in respect of the Sellers or the Business and any such other representations or warranties are hereby expressly disclaimed. Without limiting the foregoing, and notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, the Sellers make no representation or warranty and specifically disclaim any representation and warranty regarding (i) whether or not the Purchasers will be able to maintain or retain the Sellers’ existing customers or vendors or maintain the relationships with any such customers or vendors, (ii) whether any of the Sellers’

existing customers or vendors will continue to maintain their existing relationship or will maintain the same level of business that they maintained with the Sellers prior to the Closing, or (iii) whether the Business will continue to maintain its present or historical operations or revenues in the future.

5.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers, jointly and severally, hereby represent and warrant as of the date of this Agreement and as of the Closing Date as follows:

a. Organization; Standing and Power. Each Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

b. Authority; Enforceability. Each Purchaser has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and all action required on the part of each Purchaser for such execution, delivery and performance has been duly and validly taken. Assuming due execution and delivery by the Sellers and the Shareholders, as applicable, this Agreement and each of the Ancillary Agreements to which each Purchaser is a party constitutes the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

c. No Conflicts. The execution and delivery by each Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party does not, the performance and consummation by such Purchaser of the transactions contemplated hereby or thereby do not and will not, (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation, bylaws or other organizational or constituent documents of such Purchaser, or (ii) conflict with or result in a violation or breach of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which such Purchaser is a party or by which such Purchaser’s assets or properties are bound, or violate any Laws applicable to such Purchaser or any of such Purchaser’s assets or properties.

d. Legal Proceedings. There is no action, suit, claim, proceeding or investigation pending or, to the Purchasers’ knowledge after reasonable investigation, threatened against or involving any Purchaser or their respective assets or properties in a matter that would adversely affect its ability to perform its obligations under this Agreement or any Ancillary Agreements to which it is a party, and the Purchasers know of no reasonable basis for any of the foregoing.

e. Governmental Approvals. No approval, consent, waiver or authorization of, or registration, declaration or filing with, exemption by, or any notice to, any Governmental Authority or other regulatory body is required to be made, obtained or given by any Purchaser: (a) for or in connection with the valid execution and delivery by such Purchaser of this Agreement or the Ancillary Agreements to which such Purchaser is a party or the consummation by such Purchaser of the transactions contemplated hereby and thereby, or (b) as a condition to the legality, validity or enforceability as against such Purchaser of this Agreement or the Ancillary Agreements to which such Purchaser is a party.

f. No Brokers or Finders. Except as set forth on Schedule 5.6, no Purchaser has incurred or will incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of such Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

6.

PRE-CLOSING COVENANTS

a. Access to Information. Prior to the Closing and subject to any confidentially agreements, upon reasonable notice from the Purchasers to the Sellers, each Seller will afford to the officers, attorneys, accountants or other authorized representatives of the Purchasers reasonable access during normal business hours to the employees, properties, facilities, Contracts and the books and records of such Seller so as to afford the Purchasers full opportunity to make such review, examination and investigation of the Business as the Purchasers may desire to make. The Purchasers will be permitted to make extracts from or to make copies of such books and records as requested in connection therewith.

b. Conduct of Business of the Sellers. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, each Seller agrees (unless required to take such action pursuant to this Agreement or the Purchasers shall give its prior consent in writing) to carry on the Business in the usual, regular and ordinary course of business consistent with past practice, and to, and institute all policies to, (i) preserve intact its present business organization and the rights and privileges pertinent to the Business, (ii) keep available the services of its present directors, managers, officers, employees and consultants, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing business at the Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, each Seller shall not do, cause or permit any of the following, without the prior written consent of the Purchasers:

i. no Seller shall incur any Liability that would constitute an Assumed Liability if incurred prior to the date of this Agreement other than in the ordinary course of business of such Seller and in an aggregate amount not to exceed $50,000;

ii. increase in any manner the rate or terms of compensation of, or award any bonuses to, any of its directors, managers, officers and other employees, except such increases or bonuses as are granted in the ordinary course of business consistent with past practice, or enter into any employment, severance or collective bargaining agreement;

iii. (i) sell, transfer or otherwise dispose of any of its property or assets other than in the ordinary course of business or (ii) mortgage or encumber any of its property or assets;

iv. enter into, modify or amend, or terminate any Contracts;

v. enter into any agreement or commitment involving an aggregate capital expenditure or capital commitment exceeding $25,000 or otherwise consummate any such purchase unless in the ordinary course of business consistent with past practice and approved by the board of directors (or similar governing body) of such Seller, or committed to or contracted for, prior to the date of this Agreement and disclosed to the Purchasers prior to the date of this Agreement;

vi. each Seller shall pay Taxes, and current Liabilities (not reasonably disputed), in material compliance with applicable Laws and Contracts and in a manner consistent with past practices;

vii. each Seller shall provide the Purchasers with copies of all correspondence either to or from any Governmental Authority, or to or from the other party to any Transferred Contract;

viii. no Seller shall enter into any new Contract that would be a Transferred Contract or terminate, suspend or abrogate any existing Transferred Contract;

ix. accelerate collection of any accounts receivable, prepay or accelerate payment of any Indebtedness, delay or alter payment of payables (including, without limitation, allowing any payables of any Seller to become more than 60 days past due), change credit practices or do anything to materially and adversely affect the relationship with customers or suppliers;

x. make or change any Tax election with respect to the Purchased Assets, file any amended Tax Return, settle any Tax claim or assessment relating to any of the Purchased Assets Seller, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Seller;

xi. take any action that would intentionally result in a breach of the representations and warranties contained in Article IV of this Agreement; or

xii. agree in writing to take any of the foregoing actions.

In addition, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, each Seller shall keep the Purchasers apprised of all business decisions that have or could reasonably be expected to have a material impact on such Seller’s operations, financial performance or prospects.

c. Acquisition Proposals. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Sellers and the Shareholders shall not, and shall cause each officer, director, manager or employee of, or any investment banker, attorney, accountant or other representative retained by, the Sellers or the Shareholders not to, solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing information) from any Person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than this Agreement. As used in this Agreement, “Acquisition Proposal” shall mean (i) any proposal for a merger or other business combination involving any Seller; (ii) any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, any Seller, including any of the Purchased Assets; or (iii) any proposal to acquire any interest in the issued and outstanding common stock or other equity interests of any Seller. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, (i) the Sellers and the Shareholders shall, and shall cause each officer, director, manager or employee of, or any investment banker, attorney, accountant or other representative retained by, the Sellers or the Shareholders to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and with any Persons who have made or indicated an intention to make an Acquisition Proposal; and (ii) the Sellers and the Shareholders shall promptly (and in any event within twenty-four (24) hours) provide to the Purchasers (a) a written summary of the terms of any Acquisition Proposal not made in writing (other than terms that are, individually and in the aggregate, inconsequential) and (b) copies of any written materials provided by any Person(s) making an Acquisition Proposal (including a copy of any Acquisition Proposal made in writing). During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Sellers and the Shareholders agree that they will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Sellers or the Shareholder from providing any information to the Purchasers in accordance with this Section 6.3.

d. Delivery of Updated Disclosure Schedules. From time to time prior to the Closing, each Seller shall promptly provide written updates to its Schedules, with respect to any matter hereafter arising which, if existing, occurring or known as of the date of this Agreement, would have been required to be set forth in a Schedule or which is necessary to correct any information which has been rendered inaccurate thereby. No amendment, supplement or other modification of the Schedules pursuant to this Section 6.4 shall be deemed to have modified the representations, warranties or covenants of the Sellers herein for purposes of determining whether the conditions set forth in Section 7.1(a) have been satisfied or shall affect the Purchasers’ rights under Section 9.1 with respect thereto. Notwithstanding the foregoing, from and after the Closing, any such amendment, supplement or other modification of the Schedules pursuant to this Section 6.4 shall be deemed to have modified the Schedules and the representations, warranties and covenants of the Sellers contained herein for all purposes including for the purposes of any determination of the Purchasers’ rights under ARTICLE X.

e. Title Insurance and Survey. The Sellers shall provide to the Purchasers within fifteen (15) days after the date of this Agreement or as soon thereafter as Sellers receive it, (a) a commitment or commitments of title insurance (individually and collectively, the “Title Commitment”) issued by a title company reasonably acceptable to the Purchasers and its financing sources (the “Title Company”), and legible photocopies of all recorded items described as exceptions therein, committing to insure in an amount reasonably determined by the Purchasers and approved by Title Company, (i) Frontier Disposal’s fee interest in any Owned Real Property and (ii) Frontier Disposal’s leasehold interest in any Leased Real Property, and (b) an ALTA-ASCM survey or surveys (individually and collectively, the “Survey”) of the Owned Real Property (and to the extent required by any party providing financing to the Purchasers, any Leased Real Property), certified to Frontier Disposal and the Title Company and the Purchasers’ financing sources, if applicable. If the Purchasers shall notify the Sellers within ten (10) days of its receipt of the Title Commitment, legible copies of all exception documents and the Survey of any Encumbrance or other matter affecting fee or leasehold title to the Property which, in the reasonable determination of the Purchasers, will interfere with the use of, or diminish the value of, the Property, or is otherwise objectionable to the Purchasers (each, a “Title Defect”), then the Sellers shall exercise their best efforts to remove or, with the consent of the Purchasers, but at the Sellers’ sole cost and expense, cause the Title Company to commit to insure over by endorsement, each Title Defect prior to Closing; provided, in no event shall Sellers be required to pay for such endorsements in excess of an aggregate of $2,600. Without limiting the foregoing, the Sellers shall cause to be removed, at Closing, any Title Defects which are voluntary liens, mortgages or security interests, and any standby fees, annual taxes and assessments by Governmental Authorities, and all mechanic’s and materialmen’s liens. If the Sellers are unable to remove any Title Defects after receiving the Purchasers’ notice of Title Defects or to satisfy any other requirements from the Purchasers or the Title Company related to the Title Commitment, then the Sellers may notify the Purchasers that any such Title Defect will not be removed and in such event the Purchasers may either (i) terminate this Agreement (in which event the Sellers and the Purchasers will be relieved from any further obligations hereunder), or (ii) accept such Title Defects and continue to Closing, in which event such Title Defects will be Closing Encumbrances. Any Encumbrance or other matters contained in the title policy issued pursuant to the Title Commitment and in the final Survey at Closing (the “Closing Encumbrances”) shall be deemed approved by the Purchasers and the Property will be conveyed to Frontier Disposal subject to the Closing Encumbrances. The Purchasers shall be responsible for all costs and expenses related to the Title Commitment, the title policy or title policies and the Surveys.

f. Consent to Employment. As and to the extent necessary to permit each Transferred Employee to whom a Purchaser or its Affiliate offered employment to accept employment with such Purchaser, to engage in the Business as it may be conducted by such Purchaser from and after the Closing Date and to exploit the Purchased Assets for commercial purposes, subject to the Closing, from and after the Closing Date, each Seller for itself and its Affiliates, hereby waives any rights it may have under or by virtue of any employment agreement, offer letter or arrangement with such Persons.

g. Risk of Loss. Sellers shall, jointly and severally, bear all risk of loss of or damage (other than ordinary wear and tear) to any Purchased Asset at all times prior to the Closing Date. Between the date of this Agreement and the Closing Date, if any material Purchased Asset is lost, materially damaged or destroyed (other than ordinary wear and tear), Sellers shall, at their option: either (i) replace or restore such Purchased Asset to at least as good condition as existed on the date of this Agreement; or (ii) pay over and assign to the Purchasers all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage (to the extent not used to restore or replace the Purchased Assets prior to the Closing) and all deductibles related to such insured loss or damage. To the extent that such insurance proceeds and deductibles are not sufficient to restore or replace such Purchased Asset, Sellers shall pay to the Purchasers the difference between such amount and the fair market value of the Purchased Asset on the date of loss. This Section 6.7 shall in no way limit the Purchasers’ rights under Section 9.1. Notwithstanding the foregoing, the Sellers will in no event be required to pay to the Purchasers in excess of an aggregate of $50,000 (the “Risk of Loss Cap”) pursuant to this Section 6.7. In the event that Sellers’ aggregate obligations under this Section 6.7 would exceed the Risk of Loss Cap and Sellers notify the Purchasers that Sellers will not pay the Purchasers an amount in excess of the Risk of Loss Cap, then the Purchasers may either (i) agree to limit its recovery under this Section to the Risk of Loss Cap and continue to Closing, or (ii) terminate this Agreement, in which event the Purchasers and Sellers will be relieved from any further obligations under this Agreement.

h. Negative Cash Balances. No later than the Closing, each Seller shall promptly take action to eliminate any negative cash balances of such Seller.

i. Nonassignability of Certain Assets. To the extent that any Contract, Permit or other right included in the Purchased Assets is not capable of being assigned or transferred without the consent or waiver of the other party thereto, or any third person (including a Governmental Authority), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any Law or is otherwise not practicable, this Agreement shall not constitute an assignment, transfer or sublease thereof, or an attempted assignment, transfer or sublease thereof prior to the time that the appropriate consent or waiver is obtained. From and after the Closing, to the extent that any Contract, Permit or other right included in the Purchased Assets is not assigned hereunder (the “Non-Assigned Assets”), the Sellers shall preserve and provide to the Purchasers the benefit (including the economic benefit thereof) of the Non-Assigned Assets unless it would constitute a breach thereof or a violation of Law; provided, however, nothing in this Section 6.9 shall limit the Purchasers’ rights under Section 9.1.

j. Accounts Payable. From time to time prior to the Closing, each Seller shall cause all accounts payable of such Seller to be paid in a timely manner such that no accounts payable of such Seller are more than ninety (90) days past their respective original due dates.

7.

CONDITIONS TO CLOSING

The obligations of the parties to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions:

a. Conditions to Obligations of the Purchasers.

i. Representations and Warranties of the Sellers. The representations and warranties of the Sellers shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for those representations made as of a specified date, which need to be true and correct only as of the specified date).

ii. Agreements and Covenants. Each of the Sellers and the Shareholders shall have performed and complied with each agreement, covenant and obligation required by it pursuant to this Agreement or the Ancillary Agreements to which it is a party to be so performed or complied with by the Sellers and the Shareholders at or before the Closing.

iii. No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement as set forth on the first page hereof.

iv. Officer’s Certificates. The Sellers shall have delivered to the Purchasers a certificate, dated the Closing Date and executed by each Seller’s President or any Vice President, as applicable, certifying as to the fulfillment of the conditions specified in Sections 7.1(a) (but giving effect to any supplements to the Disclosure Schedules pursuant to Section 6.4) and 7.1(b).

v. Secretary’s Certificate. The Secretary of each Seller shall have delivered to the Purchasers at the Closing a certificate stating that all board of directors and shareholders (or their equivalent of such Person) approvals necessary to consummate the transactions contemplated by this Agreement have been obtained and attaching thereto: (i) a copy of the certificate of incorporation and bylaws or equivalent organizational or constituent documents (each, as amended through the Closing), certified by the Secretary of such Person as the true and correct copies thereof as of the Closing; (ii) a certificate, dated within five (5) Business Days of Closing, of the Secretary of State (or other applicable Governmental Authority) of jurisdiction listed on Schedule 4.1 establishing such Person or the relevant Subsidiary is in existence or qualified to do business therein and otherwise is in good standing to transact business; and (iii) a copy of the resolutions of the board of directors and the stockholders or their equivalent of such Person, as applicable, evidencing the approval of this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.

vi. Consents. The Sellers shall have delivered any and all required consents or waivers relating to the performance of the Sellers’ obligations hereunder.

vii. Payoff Letters. The Purchasers shall have received payoff letters relating to the Closing Indebtedness of the Sellers to be paid at Closing as set forth on Annex III and releases from third parties of any and all Encumbrances relating to the Purchased Assets of the Sellers, all on terms satisfactory to the Purchasers.

viii. No Actions or Proceedings. No claim, action, suit, investigation or proceeding shall be pending or threatened before any Governmental Authority which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement.

ix. Government Approvals. All Permits, Orders of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

x. Opinion of Counsel. The Sellers shall have delivered an opinion of counsel to the Purchasers containing legal opinions limited to existence, good standing, due authorization, enforceability and no conflicts with respect to Sellers’ organizational documents, with such opinion to be satisfactory to the Purchasers and the Purchasers’ counsel.

xi. Bill of Sale. The Sellers shall have executed a General Assignment and Bill of Sale in the form attached hereto as Exhibit B, and such other good and sufficient instrument of conveyance, assignment and transfer as the Purchasers shall request in order to vest good title to each of the Purchased Assets in the Purchasers (the “Bill of Sale”).

xii. Assumption Agreement. The Sellers shall have executed the Assumption Agreement, in the form attached hereto as Exhibit C, assigning the Assumed Liabilities to the Purchasers (the “Assumption Agreement”).

xiii. Larry Stark Grant Deed. Larry Stark shall have executed a special warranty deed in form reasonably acceptable to the Purchasers and their financing sources and such other good and sufficient instruments of conveyance, assignment and transfer as the Purchasers shall reasonably request in order to vest good title to the Owned Real Property owned by Larry Stark prior to the Closing in L&R.

xiv. Grant Deeds. L&R shall have executed a special warranty deed in form reasonably acceptable to the Purchasers and their financing sources and such other good and sufficient instruments of conveyance, assignment and transfer as the Purchasers shall reasonably request in order to vest good title to each Owned Real Property in Frontier Disposal (the “Deeds”).

xv. Assignment and Assumption of Leases. L&R shall have executed an Assignment and Assumption of Lease, in the form attached hereto as Exhibit D, and such other good and sufficient instruments of conveyance, assignment and transfer as the Purchasers shall reasonably request in order to assign each lease relating to the Leased Property of such Seller to Frontier Disposal (the “Assignments of Leases”), other than any Leased Property for which a Purchaser is obtaining a new lease agreement and for which such Purchaser requests L&R to exclude from such Assignment of Leases.

xvi. Escrow Agreement. The Sellers and the Escrow Agent shall have executed the Escrow Agreement.

xvii. Employment Agreements. Larry Stark and any additional individuals specified by the Purchasers shall have entered into an employment agreement, in the form attached hereto as Exhibit E, with one or both Purchasers or any of their Affiliates, as determined by the Purchasers (collectively, the “Employment Agreements”).

xviii. Real Property. There shall be no Title Defects to which the Purchasers have timely notified the Sellers in accordance with Section 6.5, which the Title Company has not deleted from the Title Commitment or, with the consent of the Purchasers, committed to insure over by endorsement, or has not been accepted by the Purchasers in accordance with Section 6.5.

xix. Title Insurance and Survey. The Sellers shall have delivered in respect of each parcel of Property (i) binding commitments to issue policies of title insurance consistent with Section 6.5, amending the effective date to the date and time of recordation of the deed transferring title to such Property to Frontier Disposal with no exception for the gap between closing and recordation, and (ii) the Surveys consistent with Section 6.5. With respect to the Title Commitment, title policies (including without limitation any mortgagee title policy(ies) for the Purchasers’ financing sources (hereinafter, the “Mortgagee Policy”)), all title premiums, costs, fees and expenses, including extended coverage and all title endorsements reasonably required by the Purchasers and the Purchasers’ financing sources, if any, shall be paid by the Purchasers. With respect to the Surveys, all costs and expenses associated therewith shall be borne by the Purchasers.

xx. Real Property Leases. Unless the Purchasers are obtaining a new lease agreement for any such leases, the Purchasers shall have received duly executed amendments evidencing the decrease of the lease rates from $0.10 per barrel to $0.05 per barrel for each of the leases related to the McConnell #1, the McWhorter #1 and the Lynch #1 disposal wells. To the extent any leases relating to Leased Real Property will not remain in full force and effect following the Closing, the Purchasers shall have entered into new lease agreements relating to such Leased Real Property, in form and substance satisfactory to the Purchasers.

xxi. Regulatory Approvals. The Purchasers shall have obtained all regulatory approvals required in connection with the consummation of the transactions contemplated by this Agreement.

xxii. Disposal Well Permits. The Sellers shall have executed and delivered a Form P-4 Certificate of Compliance and Transportation Authority for each Permit held by the Sellers for the operation of each of the disposal wells constituting or relating to the Purchased Assets (the “P-4’s”) and such Form P-4 shall list as the current operator of such well such Affiliate as designated by the Purchasers prior to Closing.

xxiii. FIRPTA Certificate. The Sellers shall have delivered a non-foreign affidavit in form and substance required under Section 1.1445-2(b) of the Treasury Regulations stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code.

xxiv. Affiliate Agreements. The Purchasers shall have received evidence of termination of any agreements listed on Schedule 4.20(a) or Schedule 4.20(b) designated by the Purchasers.

xxv. Landlord Subordination Agreements. To the extent required by the Purchasers’ lenders, the Sellers shall have obtained and delivered to the Purchasers such lender’s landlord subordination agreements executed by the landlord thereof with respect to all Leased Real Property, each in a form reasonably acceptable to the Purchasers’ lenders.

xxvi. Financial Statements. The Sellers shall have delivered to the Purchasers all Financial Statements required to be delivered pursuant to Section 4.9 or otherwise pursuant to this Agreement.

xxvii. Risk of Loss. The repair or replacement of any Purchased Assets affected by a casualty or condemnation event shall have been completed as and to the extent required by Section 6.7.

xxviii. Minimum Working Capital. The Purchasers shall have received satisfactory evidence that Working Capital as of the Closing Date is equal to or greater than $900,000.

xxix. Other Documents. The Sellers shall have delivered to the Purchasers such other agreements, certificates and instruments reasonably necessary in order to effectuate the transaction described herein, including without limitation, affidavits sufficient to remove general exceptions, “gap” indemnities and other documents reasonably required by the Purchasers or the Title Company in order to issue the Title Policy (including the Mortgagee Policy), transfer tax declarations, broker lien waivers, and any documents or representations necessary to comply with any applicable environmental transfer disclosure Laws and any other Closing deliveries required to be made by or on behalf of the Sellers.

b. Conditions to Obligations of the Sellers and the Shareholders.

i. Representations, Warranties and Agreements of the Purchasers. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need to be true and correct only as of the specified date).

ii. Agreements and Covenants. The Purchasers shall have performed and complied in all respects with each agreement, covenant and obligation required by this Agreement and the Ancillary Agreements to be so performed or complied with by the Purchasers at or before the Closing.

iii. Officer’s Certificate. The Purchasers shall have delivered to the Sellers a certificate, dated the Closing Date and executed by an authorized officer of each Purchaser, certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

iv. Secretary’s Certificate. The Secretary of each Purchaser shall have delivered to the Sellers at the Closing a certificate stating that all approvals of its sole member necessary to consummate the transactions contemplated by this Agreement have been obtained and attaching thereto: (i) a copy of the certificate of formation and operating agreement or equivalent organizational or constituent documents (each, as amended through the Closing), certified by the Secretary of such Purchaser as the true and correct copies thereof as of the Closing; (ii) a certificate, dated within five (5) Business Days of Closing, of the Secretary of State (or other applicable Governmental Authority) of jurisdiction of organization establishing that such Purchaser is in existence and otherwise is in good standing in such jurisdiction; and (iii) a copy of the resolutions of the sole member, as applicable, evidencing the approval of this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.

v. Bill of Sale. The Purchasers shall have executed the Bill of Sale.

vi. Assumption Agreement. The Purchasers shall have executed the Assumption Agreement.

vii. Assignments of Leases. The Purchasers shall have executed the Assignments of Leases.

viii. Escrow Agreement. The Purchasers and the Escrow Agent shall have executed the Escrow Agreement.

ix. Employment Agreements. The Purchasers or their applicable Affiliate shall have executed the Employment Agreements.

x. Consents. The Purchasers shall have delivered any and all required consents or waivers relating to the performance of the Purchasers’ obligations hereunder.

xi. Third Party Consents. Any and all consents or waivers required from third parties related to this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby shall have been obtained.

xii. No Actions or Proceedings. No claim, action, suit, investigation or proceeding shall be pending or threatened before any Governmental Authority which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement.

xiii. Government Approvals. All Permits, Orders of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

xiv. Disposal Well Permits. Either Purchaser or the Affiliate of the Purchasers designated to be the operator of the wells shall have executed and delivered the P-4’s as the current operator of the Wells together with sufficient evidence of financial security to be the operator of such wells as required by the Texas Railroad Commission.

xv. Regulatory Approvals. The Sellers shall have obtained all regulatory approvals required in connection with the consummation of the transactions contemplated by this Agreement.

xvi. Guaranty. A Guaranty executed by Frontier Oilfield Services, Inc. (“Frontier”) in a form mutually acceptable to Frontier and the Sellers guaranteeing (i) the Purchasers’ indemnification obligations hereunder, and (ii) all severance and other monetary obligations under Larry Stark’s employment agreement.

8.

POST-CLOSING COVENANTS

a. Confidentiality; Covenant Not to Compete.

i. Each of the Sellers and the Shareholders acknowledge that such Seller or Shareholder has or may have access to Confidential Information (as defined below) and that such Confidential Information does and will constitute valuable, special and unique property of the Purchasers. Each of the Sellers and the Shareholders agree that (subject to the Closing) from and after the Closing Date for a period of five (5) years (such five (5) year period is hereinafter referred to as the “Restricted Period”), such Seller or Shareholder will not, directly or indirectly, without the prior written consent of the Purchasers, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Purchasers or their Subsidiaries, or use or otherwise exploit for such Seller’s or Shareholder’s own benefit or for the benefit of anyone other than the Purchasers or their Subsidiaries, any Confidential Information; provided, however, that such Restricted Period will be extended by and for the duration of any period of time during which such Seller or Shareholder is in violation of any provision of this Section 8.1(a). Each Seller and Shareholder shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, such Seller or Shareholder shall, to the extent reasonably possible, provide the Purchasers with prompt notice of such requirement prior to making any disclosure so that the Purchasers may seek an appropriate protective order. If a protective order or other remedy is not available, or if the other party waives compliance with the provisions of this Section 8.1(a), the party receiving the request for disclosure or its representatives, as the case may be, may disclose to the Person requiring disclosure only that portion of the Confidential Information which such party is legally required to disclose. For purposes of this Section 8.1, “Confidential Information” shall mean any confidential information with respect to the Business, including, without limitation, methods of operation, customers, customer lists, products and services, proposed products and services, former products and services, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, markets or other specialized information or proprietary matters. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, or (ii) becomes generally available to the public other than as a result of a disclosure by any Seller or Shareholder not otherwise permissible thereunder.

ii. Each of the Sellers and the Shareholders hereby agree that (subject to the Closing), during the Restricted Period, such Seller or Shareholder will not, directly or indirectly (including without limitation through Subsidiaries, Affiliates or Associates or by contract), as a partner, joint venturer, employer, employee, consultant, shareholder, principal, manager, agent or otherwise, own, manage, operate, finance, join, control, participate or lend money or such Seller’s or Shareholder’s reputation to any business, whether in corporate, limited liability company or partnership form or otherwise, which in any way engages in any business that competes with the Business as carried on or proposed to be carried on at the Closing Date in the State of Texas; provided, however, that (i) nothing herein shall be construed to prevent such Seller or Shareholder from holding as a passive investment not more than one percent (1%) of the shares in any company whose shares are quoted on any stock exchange or inter-dealer quotation system, (ii) the foregoing provisions shall not in any way limit or mitigate such Seller’s or Shareholder’s confidentiality obligations herein and (iii) such Restricted Period will be extended by and for the duration of any period of time during which such Seller or Shareholder is in violation of any provision of this Section 8.1(b).

iii. Each of the Sellers and the Shareholders hereby agree that (subject to the Closing), during the Restricted Period, such Seller or Shareholder will not, directly or indirectly (including without limitation through Subsidiaries, Affiliates or Associates or by contract), as a partner, joint venturer, employer, employee, consultant, shareholder, principal, manager, agent or otherwise, (i) induce or attempt to induce, or cause any officer, director or employee of a Purchaser or any of its Subsidiaries to leave the employ of such Purchaser or such Subsidiary, or in any way materially interfere with the relationship between such Person, on the one hand, and any such officer, director or employee, on the other hand; or (ii) induce, or attempt to induce, any customer, salesperson, supplier, vendor, representative, agent, licensee or other Person transacting business with a Purchaser or such Subsidiary to reduce or cease doing business with such Person, or in any way to interfere with the relationship between any such customer, salesperson, supplier, vendor, representative, agent, licensee or business relation, on the one hand, and such Purchaser or such Subsidiary, on the other hand; provided, however, that such Restricted Period will be extended by and for the duration of any period of time during which such Seller or Shareholder is in violation of any provision of this Section 8.1(c). The foregoing restrictions shall include any Person who was an officer, director, employee, customer, salesperson, supplier, vendor, representative, agent, licensee or other Person transacting business with the Sellers within six (6) months prior to the Closing Date or with a Purchaser or any of its Subsidiaries during such Restricted Period.

iv. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchasers, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief.

v. Each of the Sellers and the Shareholders hereby further acknowledge and agree that, in view of the nature of the Business and the business objectives of the Purchasers in acquiring the Purchased Assets and the consideration paid to the Sellers therefor, the scope of business, territorial and time limitations contained in this Section 8.1 are reasonable and properly required for the adequate protection of the Purchasers. The parties hereto intend that the covenants of this Section 8.1 be (i) enforceable to the maximum extent permitted by Law, and (ii) severable, and, if any reviewing court determines that any such covenant is unenforceable, invalid or of excessive duration or scope, such determination shall not affect the enforceability of any other covenants herein; further, in the event of any such determination, the parties authorize such court to (i) reform the unenforceable, invalid or excessive provisions, and (ii) impose such restrictions as reformed, as it deems reasonable. The Purchasers may, upon written notice to and without the consent of any Seller or Shareholder, reduce the scope of the covenants of this Section 8.1 that apply to such Seller or Shareholder, if the Purchasers deems such reduction in scope is necessary to enforce such covenants.

vi. Each Seller and each Shareholder hereby acknowledge that such Seller’s or Shareholder’s covenants made in this Section 8.1 are in addition to, and do not replace or amend, any non-competition covenants which may have heretofore been agreed to, or may hereafter be agreed to, with the Purchasers or their Subsidiaries, and in the event the covenants in this Section 8.1 are in any way found unenforceable or invalid or are in any way limited or reformed, such other covenants shall not be affected thereby.

b. Post-Closing Notifications. The Purchasers and the Sellers will, and each will cause their respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any Law of any Governmental Authority having jurisdiction over the Purchasers or the Sellers.

c. Tax Matters.

i. Except for all motor vehicle and related sales, transfer and title taxes related to the transfer of the Purchased Assets and all closing costs related to the Property (all of which will be paid by the Purchasers), all sales, use, transfer, stamp, conveyance, value added or other similar Taxes, duties, excises or governmental charges imposed by any Governmental Authority, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the transactions contemplated hereby will be borne by the applicable Seller.

ii. Following the Closing, each party hereto shall afford the other parties, upon reasonable advance notice, reasonable access that does not unreasonably interfere with the affording party’s operation of its business, to the books and records relating to the Purchased Assets and Assumed Liabilities in the affording party’s possession and the right to make copies and extracts therefrom, to the extent that such access or copies may be reasonably required by the requesting party in connection with the preparation of its Tax Returns. If, in order to properly prepare such Tax Returns, it is necessary that a requesting party be furnished with additional information, documents or records relating to the Purchased Assets or Assumed Liabilities not referred to in the foregoing sentence, then the affording party shall use commercially reasonable efforts to furnish or make available, on a timely basis, such information, documents or records (or copies thereof) at the requesting party’s cost and expense. Notwithstanding anything to the contrary in this Agreement, each party will, at its own expense, control any audit or examination by any Governmental Authority, and have the exclusive right to initiate any Claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes (“Tax Proceedings”) for any taxable period for which that party is charged with payment responsibility under this Agreement. In the case of any Tax Proceedings relating to a period that begins before the Closing Date and ends after the Closing Date, the Purchasers will control such Tax Proceedings and will consult in good faith with the Sellers as to the conduct of such Tax Proceedings; provided, that in no event will the Purchasers settle any Tax Proceeding relating to any period that begins and ends on or before the Closing Date in a manner that would adversely affect Sellers, without the prior written consent of the Sellers, which consent may not be unreasonably withheld, conditioned or delayed.

d. Name Change. Each Seller shall cease using the names “L & R Tank Trucks,” “Stark & Stark Equipment” or any derivative thereof and within ten (10) Business Days after the Closing Date, each Seller shall (a) file an amendment to its certificate of formation to reflect such change and (b) provide evidence of such name change to the Purchasers. Each Seller shall cooperate with the Purchasers to coordinate such filings to ensure that all rights to the names “L & R Tank Trucks” and “Stark & Stark Equipment” vests solely in the Purchasers.

e. Refunds and Remittances. After the Closing: (i) if any Seller receives any refund or other amount that is a Purchased Asset or is otherwise properly due and owing to any Purchaser in accordance with the terms of this Agreement, then such Seller promptly shall remit, or shall cause to be remitted, without setoff, such amount to the applicable Purchaser and (ii) if any Purchaser or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to any Seller in accordance with the terms of this Agreement, then such Purchasers promptly shall remit, or shall cause to be remitted, without setoff, such amount to the applicable Seller.

f. Public Announcements. Upon consummation of the transactions contemplated hereby, except as required by applicable Law or stock exchange or similar rules, neither the Purchasers nor the Sellers shall disclose the terms of or the existence of this Agreement (except to advisors, investors and financing sources who have a need to know or who are otherwise subject to a confidentiality restriction) without the prior written consent of the other party.

g. Power of Attorney; Seller Mail.

i. Effective upon the Closing, each Seller hereby constitutes and appoints the Purchasers, their successors, legal representatives and assigns the true and lawful attorneys of such Seller with full power of substitution, in the name of such Seller, but on behalf of and for the benefit of the Purchasers, their successors, legal representatives and assigns, and at the expense of the Purchasers (i) to demand and receive from time to time any and all accounts receivable of the Sellers included in the Purchased Assets and other items directly related to such accounts receivable included in the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof and (ii) to do all such acts and things in relation to the matters set forth in the preceding clause (i) as the Purchasers, their successors, legal representatives or assigns shall deem desirable. Each Seller hereby agrees that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by it in any manner or for any reason.

ii. Effective upon the Closing, the Purchasers shall have the right to receive and open all mail, packages and other communications addressed to either Seller and each Seller agrees to deliver promptly to the Purchasers any such mail, packages or other communications received directly or indirectly by such Seller that relate to the Purchased Assets. The Purchasers shall promptly deliver to the applicable Shareholder or applicable Seller all mail, packages and other communications received by it addressed to a Shareholder and/or a Seller that do not relate to the Purchased Assets.

h. Further Assurances. Each party will execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as another party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters; provided, however, that no party shall be required to execute an amendment hereof or to waive any of its rights or any breach hereunder. In addition, the Purchasers agree to cooperate reasonably with the Sellers and the Shareholders to the extent any Seller or Shareholder requests access to documents, employees or data in the event that such Shareholder becomes the subject of an audit or investigation by a Governmental Authority.

9.

TERMINATION

a. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

i. by mutual written consent of the Sellers and the Purchasers;

ii. by either the Sellers or the Purchasers, if (i) there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any Order enjoining any Purchaser, any Seller or any Shareholder from consummating the transactions contemplated hereby is entered and such Order shall not have been vacated or stayed within thirty (30) days of the entry thereof, (ii) if the Sellers and the Purchasers cannot agree on the Estimated Working Capital in accordance with Section 2.6(b) or the Allocation Schedule in accordance with Section 2.7; or (iii) Closing has not occurred on or before January 31, 2013;

iii. by the Purchasers if (i) at any time there has been a material misrepresentation, material breach of warranty or material breach of covenant on the part of any Seller or Shareholder in any of the representations, warranties or covenants under this Agreement which breach is not curable, or, if curable, is not cured within ten (10) days after written notice of such breach is given to the Sellers; (ii) any of the conditions set forth in Section 7.1 hereof shall not have been met within thirty five (35) days after the date hereof or is otherwise incapable of being satisfied; (iii) any event has occurred that could reasonably be likely to result in a Material Adverse Effect; (iv) any Seller has supplemented the Schedules pursuant to Section 6.4 and the matter disclosed, updated, amended or modified would have the effect of causing the conditions in Section 7.1(a) to not be satisfied; or (v) if Sellers are unable to remove all Title Defects in accordance with Section 6.5;

iv. by the Sellers if (i) at any time there has been a material misrepresentation, material breach of warranty or material breach of covenant on the part of any Purchaser in any of the representations, warranties or covenants under this Agreement which breach is not curable, or if curable, is not cured within ten (10) days after written notice of such breach is given to the Purchasers; or (ii) any of the conditions set forth in Section 7.2 hereof shall not have been met within thirty (30) days after the date hereof or is otherwise incapable of being satisfied; or

v. by the Purchasers or the Sellers, if (i) the calculation of the Estimated Working Capital Adjustment pursuant to Section 2.6(b) results in an adjustment (whether an increase or a decrease) to the Initial Purchase Price of more than $150,000; (ii) the party or parties electing to terminate this Agreement pursuant to this Section 9.1(e) provides the other party or parties with two (2) Business Days’ prior written notice of its intent to terminate this Agreement pursuant to this Section 9.1(e), and (iii) after receipt of such notice and prior to the time of termination of this Agreement set forth in such notice, the non-terminating party has not agreed in writing to increase or decrease the amount of the Initial Purchase Price in favor of the terminating party in order to cure the termination right under this Section 9.1(e) by such amount that would cause an adjustment of less than $150,000 (whether an increase or decrease) to the Initial Purchase Price under clause (i) of this Section 9.1(e).

The party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.5 hereof.

b. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in this Section 9.2 and Article XI hereof shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for a willful misrepresentation or breach of any provision of this Agreement and provided further that if it shall be judicially determined that the termination of this Agreement was caused by a willful misrepresentation or breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party found to have willfully breached this Agreement shall be responsible for payment or reimbursement of the other parties’ costs, fees and expenses related to the negotiation, preparation and execution of this Agreement and related consents, including attorneys’ fees and expenses.

10.

INDEMNIFICATION

a. Survival of Representations, Warranties and Covenants.

i. Except as to (i) the representations and warranties contained in Sections 4.2 and 5.2 (Authority; Enforceability); 4.3 and 5.3 (No Conflicts); 4.24 and 5.6 (No Brokers or Finders); 5.4 (Legal Proceedings); 4.1 (Organization and Qualification); 4.6 (Capitalization; Subsidiaries); 4.7 (Litigation; Orders); the first sentence of 4.15 (Assets); and 5.1 (Organization; Standing and Power), which shall in each case survive the Closing indefinitely (the representations and warranties described in this clause (i) collectively being, the “Fundamental Representations”), (ii) the representations and warranties contained in Sections 4.13 (Taxes); 4.14 (Benefit Plans; ERISA); 4.18 (Labor Matters); and 4.19 (Environmental Matters), which shall in each case survive the Closing and remain in effect until the expiration of forty-eight (48) months from the Closing Date (the representations and warranties described in this clause (ii) collectively being, the “Compliance Representations”), and (iii) claims for indemnification related to fraud, which shall survive the Closing and remain in effect indefinitely, the representations and warranties contained in this Agreement, any Ancillary Agreement or any other certificate delivered in connection herewith or therewith shall survive the Closing until the expiration of twenty-four (24) months from the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

ii. Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing indefinitely.

b. Limitations on Liability.

i. For purposes of this Agreement, (i) “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) “Indemnitee” means any Person entitled to indemnification under this Agreement,

(iii) “Indemnifying Party” means any Person required to provide indemnification under this Agreement, (iv) “Indemnifiable Losses” means any and all damages, losses, Liabilities, obligations, diminution in value, costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Authority), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ fees and expenses in connection therewith, and (v) “Third Party Claim” means any claim, demand, action or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

ii. Subject to Section 10.2(d) below, the Purchasers and each of their respective directors, managers, officers, Affiliates, employees, agents, stockholders, members and representatives, will not be entitled to make a claim against the Sellers or any Shareholder in respect of any Indemnifiable Losses under Section 10.3(a)(i) unless and until the aggregate amount of claims for Indemnifiable Losses under Section 10.3(a)(i) exceeds $150,000, in which event the Purchasers will only be entitled to make a claim for Indemnifiable Losses to the extent such Indemnifiable Losses exceed $150,000.

iii. Subject to Section 10.2(d) below, neither the Sellers nor the Shareholders (individually or in the aggregate) shall have any liability for Indemnifiable Losses pursuant to Section 10.3(a)(i) or (iii) in excess of a cap equal to twenty percent (20%) of the Final Purchase Price or pursuant to Sections 10.3(a)(iv) in excess of a cap equal to the Final Purchase Price.

iv. Anything to the contrary herein notwithstanding the limitations set forth in Sections 10.2(b) and (c) shall not apply to Indemnifiable Losses arising out of, relating to or incurred as a result of fraud, intentional misrepresentations, intentional acts or willful misconduct.

v. Each Indemnitee agrees to use its best efforts to pursue applicable claims under or pursuant to any insurance coverage in connection with any Indemnifiable Loss. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case which is actually received by the Indemnitee, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith will promptly be repaid by the Indemnitee to the Indemnifying Party, and net of any costs or expenses incurred in connection with collecting such amount (including any increased premium costs resulting therefrom); provided, however, that the foregoing shall not (i) require an Indemnitee to proceed or seek action or recovery from any such third party as a requirement hereunder or as a condition to seeking or recovering indemnification from any Indemnifying Party hereunder, or (ii) be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Indemnifiable Losses hereunder or as a requirement to maintain any insurance or to make any claim for insurance as a condition to any indemnification hereunder.

vi. Each of the representations and warranties that contains any “Knowledge,” “Material Adverse Effect,” “material” or similar materiality qualifications shall be read as though such qualifications were not contained therein for the purposes of determining whether or not an Indemnitee is entitled to indemnification pursuant to this Article X or the amount of Indemnifiable Losses to which such Indemnitee may be entitled under this Article X.

vii. In no event will any Purchaser be entitled to any Indemnifiable Loss to the extent such Purchaser has already recovered the economic benefit of such loss pursuant to Section 2.6.

c. Indemnification.

i. Subject to this Article X, the Sellers and the Shareholders, jointly and severally, agree to indemnify and hold harmless the Purchasers and their respective directors, managers, officers, Affiliates, employees, agents, stockholders, members and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

1. any breach of any representation or warranty, other than the Fundamental Representations and the Compliance Representations, of any Seller under the terms of this Agreement, any Ancillary Agreement, or any certificate delivered pursuant hereto (after giving effect to any supplements to the Disclosure Schedules);

2. any breach of any Fundamental Representation or Compliance Representation of any Seller under the terms of this Agreement (after giving effect to any supplements to the Disclosure Schedules);

3. any breach or nonfulfillment of any agreement or covenant of any Seller or any Shareholder under the terms of this Agreement or any Ancillary Agreement (after giving effect to any supplements to the Disclosure Schedules); and

4. the payment and performance of any Excluded Liabilities.

ii. Subject to this Article X, each Purchaser agrees to indemnify and hold harmless the Sellers and the Shareholders and their respective directors, managers, officers, Affiliates, partners, employees, agents, shareholders and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

1. any breach of any representation or warranty, other than the Fundamental Representations, of any Purchaser under the terms of this Agreement, any Ancillary Agreement, or any certificate delivered pursuant hereto;

2. any breach of any Fundamental Representation of any Purchaser under the terms of this Agreement;

3. any breach or nonfulfillment of any agreement or covenant of any Purchaser under the terms of this Agreement or any Ancillary Agreement; and

4. the payment and performance of the Assumed Liabilities.

d. Recourse Against Escrow Fund. In the event of any claim by any Purchaser against the Sellers and the Shareholders for Indemnifiable Losses under Sections 10.3(a) such Purchaser shall seek payment first out of the Escrow Fund; and then, if the Escrow Fund has been reduced to zero pursuant to this Section 10.4, such Purchaser shall then be entitled to seek payment directly from the Sellers or Shareholders for Indemnifiable Losses under Section 10.3(a), subject to the terms and provisions of this Article X.

e. Defense of Claims.

i. If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnitee for any Indemnifiable Losses resulting from such Third Party Claim, subject to the limitations set forth in Sections 10.2(b) and 10.2(c), (ii) such Third Party Claim involves (and continues to involve) solely monetary damages which are not reasonably likely to exceed the applicable amount (if any) in Section 10.2(c); (iii) such Third Party Claim does not relate to or arise in connection with any criminal action or the Indemnitee’s relationship with any customer, supplier or employee; and (iv) the Indemnifying Party makes reasonably adequate provision to satisfy the Indemnitee of the Indemnifying Party’s ability to defend, satisfy and discharge such Third Party Claim (collectively, the “Defense Conditions”). In such event, the Indemnifying Party shall from time to time apprise the Indemnitee of the status of the Third Party Claim and shall furnish the Indemnitee with such documents and information filed or delivered in connection with such claim, Liability or expense as the Indemnitee may reasonably request.

ii. If, within ten (10) calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 10.5(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 10.5(a) and the Defense Conditions are satisfied, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, subject to the limitations set forth in Sections 10.2(b) and 10.2(c), or if any of the Defense Conditions cease to be satisfied for any reason, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all costs or expenses paid or incurred in connection therewith (including reasonable attorneys’ fees), subject to the limitations set forth in Section 10.2(b) and 10.2(c), and Indemnitee shall have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). If the Defense Conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Third Party Claim as provided herein, then: (i) the Indemnifying Party will not be liable for any settlement of such Third Party Claim effected without its consent, which consent will not be unreasonably withheld or delayed; (ii) the Indemnifying Party may settle such Third Party Claim without the consent of the Indemnitee only if (A) all monetary damages payable in respect of the Third Party Claim are paid by the Indemnifying Party (subject to the limitations set forth in Sections 10.2(b) and 10.2(c)), (B) the Indemnitee receives a full, complete and unconditional release in respect of the Third Party Claim without any admission or finding of obligation (other than the obligation to pay the settlement amount under such agreement), liability, fault or guilt (criminal or otherwise) with respect to the Third Party Claim, and (C) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnitee or any of its Affiliates; and (iii) the Indemnifying Party may otherwise settle such Third Party Claim only with the consent of the Indemnitee, which consent will not unreasonably be withheld or delayed. Notwithstanding anything herein stated, the Indemnitee shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnifying Party if (i) the Indemnifying Party has failed to assume the defense within the period provided herein, (ii) there exists a conflict between the interests of the Indemnifying Party and the Indemnitee, (iii) a defense exists for the Indemnitee which is not available to the Indemnifying Party, or (iv) the employment of such counsel at the expense of the Indemnifying Party has been specifically authorized by the Indemnifying Party in writing. If the Defense Conditions are not satisfied, the Indemnitee may assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed); provided, that the Indemnitee will not be required to obtain any consent of the Indemnifying Party to the determination of such Third Party Claim (and will not prejudice its right to be indemnified with respect to such Third Party Claim by determining such Third Party Claim) if the Indemnifying Party is disputing in any manner its obligation to indemnify the Indemnitee in respect of such Third Party Claim.

iii. A failure to give timely notice or to include any specified information in any notice as provided in Sections 10.5(a) or 10.5(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially damaged as a result of such failure.

iv. The Indemnifying Party will have a period of fifteen (15) calendar days within which to respond in writing to any written claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”). If the Indemnifying Party does not so respond within such fifteen (15) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article X.

f. Exclusive Remedy and Limitation of Certain Damages. From and after the Closing Date, as between the Sellers, the Shareholders and the Purchasers, the parties agree that except for the Purchasers’ obligation to pay the Initial Purchase Price as provided for in Section 2.5 and except as otherwise provided for in Section 2.6 and Section 8.3 and except for a party’s right to seek specific performance of covenants or an injunction to prevent a violation thereof (including as contemplated by Section 8.1(d)), and except for a party’s rights under any Employment Agreement with any Shareholder, the sole and exclusive remedy of the parties hereto based upon, arising out of or otherwise in respect of the matters set forth in this Agreement or the other Ancillary Agreements or arising out of the transactions contemplated hereunder or thereunder, including for any breach of or inaccuracy in any representation or warranty (other than claims for fraud or willful misconduct) are the indemnification obligations set forth in this Article X. No party shall be entitled to recover against any other party under this Agreement for any indirect, incidental, consequential, exemplary, punitive, statutory or special damages unless such damages are the result of actual fraud or intentional misrepresentation or are payable to a third party in connection with any Third-Party Claim.

g. Strict Liability or Indemnitee Negligence. THE PROVISIONS IN THIS ARTICLE X SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT, OR FUTURE ACTS, CLAIMS, OR LAWS (INCLUDING ANY PAST, PRESENT, OR FUTURE ENVIRONMENTAL LAW (INCLUDING, BUT NOT LIMITED TO CERCLA), OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES, OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF.

11.

GENERAL PROVISIONS

a. Expenses. Except as otherwise provided herein (including, without limitation, Section 2.6, Section 6.7, Section 7.1(s), Article IX and Article X), whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

b. Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the Sellers, the Purchasers and the Shareholders.

c. Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Sellers, the Shareholders or the Purchasers, as applicable, as such waiver relates to a benefit of such party under this Agreement. Any waiver effected pursuant to this Section 11.3 shall be binding. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies under this Agreement are in addition to all other rights and remedies, whether at law, in equity or otherwise, that any party may have against another.

d. Cumulative Remedies. The rights and remedies under this Agreement are cumulative and not exclusive of any other rights, remedies, powers and privileges that may be available under this Agreement or otherwise.

e. Notices. Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified (whether by courier or fax) or one (1) Business Day following timely deposit with a reputable international overnight courier with overnight delivery instructions at the address indicated below or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties pursuant to these provisions.

If to the Purchasers:

Frontier L & R Tank and Truck, LLC

Frontier L & R Disposal Wells, LLC

c/o Frontier Oilfield Services Inc.

3030 LBJ Parkway, Suite 1320

Dallas, TX 75234

Fax: (972) 243-2066

Attention: Timothy P. Burroughs

with a copy to:

Patton Boggs LLP

2000 McKinney Avenue, Suite 1700

Dallas, TX 75201

Fax: (214) 758-1550

Attention: David P. McLean

If to the Sellers:

L & R Tank Trucks, Inc.

Stark & Stark Equipment, Inc.

P.O. Box 62

Bowie, Texas 76230

Attention: Larry Stark

with a copy to:

Gibson Davenport Anderson

807 8th Street, 8th Floor

Wichita Falls, Texas 76301

Fax: 940-322-1204

Attention: D. Todd Davenport

If to the Shareholders:

Larry Stark

280 Hopson

Bowie, Texas 76239

and to:

Ralph Stark

608 Jake Road

Bowie, Texas 76230

f. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile and .pdf signatures to this Agreement shall be acceptable and binding.

g. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the Laws of the State of Texas, without regard to conflicts of law principles.

h. Entire Agreement. The terms of this Agreement (including the Annexes, Exhibits and Schedules hereto) and other documents and instruments referenced herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement.

i. No Third Party Rights. Other than as expressly set forth in this Agreement (including, without limitation, the Persons entitled to receive indemnification under Article X), the parties do not intend to confer any benefit hereunder on any Person other than the parties hereto.

j. Titles and Headings. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

k. Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned by any of the parties without the prior written consent of the other parties, and any attempted assignment without consent shall be void. Notwithstanding the foregoing, any Purchaser may (i) at any time prior to the Closing, at its sole discretion, in whole or in part assign its rights pursuant to this Agreement to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the such Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder). In addition, notwithstanding the foregoing, any Purchaser (A) may assign any or all of its rights and obligations under this Agreement to any buyer of all or substantially all of the assets of such Purchaser and (B) may assign any or all of its rights under this Agreement to any lender to such Purchaser or its Subsidiaries as security for indebtedness to any such lender.

l. Successors and Assigns. Subject to Section 11.11, this Agreement and the provisions hereof shall be binding upon each of the parties and their permitted successors and assigns.

m. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

n. Dispute Resolution; Forum. Except for the dispute resolution procedures otherwise set forth in Sections 2.6 and 2.7 and the rights of the parties to seek equitable remedies, each party agrees that any suit, action or proceeding brought by such party against the other in connection with or arising from this Agreement (“Judicial Action”) shall be brought against any of the parties only in any state court located in Montague County, Texas or the United States federal court for the Northern District of Texas, Wichita Falls Division, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Judicial Action and waives any objection to venue laid therein. Process in any such Judicial Action proceeding may be served on any party anywhere in the world, whether within or without the State of Texas.

o. Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 11.15 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 11.15 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

p. Certain Interpretive Matters and Definition.

i. Unless the context otherwise requires, (i) all references to Sections, Articles, Annexes, Exhibits or Schedules are to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, and (vi) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used. All references to “$” or dollar amounts will be to lawful currency of the United States of America.

ii. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed and delivered as of the date first set forth above.

PURCHASERS: FRONTIER L & R TANK AND TRUCKS, LLC

By:	Frontier Oilfield Services, Inc., its sole member

By:	/s/ Timothy Burroughs
Name:	Timothy P. Burroughs
Title:	President and Chief Executive Officer

FRONTIER L & R DISPOSAL WELLS, LLC

By:	Frontier L & R Tank and Trucks, LLC, its sole member

By:	Frontier Oilfield Services, Inc., its sole member

By:	/s/ Timothy Burroughs
Name:	Timothy P. Burroughs
Title:	President and Chief Executive Officer

SELLERS:

L & R TANK TRUCKS, INC.

By:	/s/ Larry Stark
Name:	Larry G. Stark
Title:	President

STARK & STARK EQUIPMENT, INC.

By:	/s/ Larry Stark
Name:	Larry G. Stark
Title:	President

SHAREHOLDERS:

/s/Larry Stark
LARRY G. STARK

/s/ Ralph Stark
RALPH L. STARK